Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote such omissions.

ASSET PURCHASE AGREEMENT

BY AND AMONG

IDX INFORMATION SYSTEMS CORPORATION,

IDX R&D ISRAEL LTD.,

REALTIMEIMAGE LTD.,

REALTIMEIMAGE, INC.,

AND

HTI ASSOCIATES, LLC

APRIL 27, 2005

Pursuant to Item 601(b)(2) of Regulation S-K, the following exhibits are omitted.

Such omitted exhibits will be furnished supplementally to the Commission upon request.

EXHIBITS

Exhibit A	-	Charter Amendment
Exhibit B-1	-	List of Signatories to Seller Voting Agreement
Exhibit B-2	-	Form of Seller Voting Agreement
Exhibit C	-	Bill of Sale
Exhibit D	-	Assignment and Assumption Agreement
Exhibit E	-	Assumed Contracts
Exhibit F-1	-	Form of Seller Legal Opinion from U.S. Counsel
Exhibit F-2	-	Form of Seller Legal Opinion from Israel Counsel
Exhibit G	-	Form of Estoppel Certificate
Exhibit H	-	Form of Acquiror Legal Opinion
Exhibit I	-	Form of Confirmatory Assignment Agreement
Exhibit J	-	Form of Escrow Agreement
Exhibit H	-	Transaction Bonus Plan

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 27, 2005 (the “Agreement Date”), by and between IDX Information Systems Corporation, a Vermont corporation (“Acquiror Parent”), IDX R&D Israel Ltd., an Israeli company (“Acquiror Sub,” and collectively with Acquiror Parent, “Acquiror”), RealTimeImage Ltd., an Israeli company (the “Parent”), RealTimeImage, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Sub”) and HTI Associates, LLC as the initial Shareholders’ Agent hereunder (as defined in Section 8.7). Parent and Sub are sometimes each referred to herein as a “Seller” and collectively, as “Sellers”.

RECITALS

A. Sellers are engaged in the business of designing, developing, manufacturing and marketing Web-based imaging products and services, including Web-based picture archiving communications systems for healthcare enterprises and the license of certain intellectual property and provision of certain services and the grant of certain rights to Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd. pursuant to (i) the Transition Services Agreement by and among RealTimeImage Inc., RealTimeImage Ltd, Kodak Polychrome Graphics LLC, Kodak Polychrome Graphics Company Ltd. and Kodak Polychrome Graphics Israel Ltd. dated May 13, 2004 (ii) the Intellectual Property Agreement by and among RealTimeImage Inc., RealTimeImage Ltd., Kodak Polychrome Graphics Hungary, Ltd. and Kodak Polychrome Graphics LLC effective as of May 13, 2004 (the “Business”).

B. The Boards of Directors of the Seller and Acquiror have determined that it would be advisable and in the best interests of the securityholders of their respective companies that Acquiror purchase from Seller, and Seller sell, transfer and assign to Acquiror (or its designated subsidiary) the assets of Seller and, in connection therewith, Acquiror (or its designated subsidiary) will assume certain liabilities of Seller, all on the terms set forth herein (the “Asset Purchase”), and, in furtherance thereof, has approved the Asset Purchase and the other transactions contemplated by this Agreement.

C. Sellers and Acquiror desire to make certain representations, warranties, covenants and other agreements in connection with the Asset Purchase as set forth herein.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquiror to enter into this Agreement, (i) Zvi Eintracht (the “Founder”) is executing an Employment, Noncompetition and Nondisclosure Agreement with Acquiror, and (ii) certain other employees of Sellers identified on Schedule 6.3(g)-1 hereto are executing Employment and Nondisclosure Agreements with Acquiror, in each case to become effective upon the Closing.

E. In connection with the consummation of the Asset Purchase, Parent will solicit the approval of the shareholders of Parent to an amendment to Parent’s Articles of Association in the form attached hereto as Exhibit A (the “Charter Amendment”) such that upon liquidation of Parent following the consummation of the Asset Purchase, 78.23% of the assets of Parent shall be distributed to the holders of Parent Preferred Shares (as defined below) in accordance with Parent’s Articles of Association and the remaining assets of Parent shall be distributed to the holders of Parent Ordinary Shares.

F. As soon as is reasonably practicable following the execution and delivery of this Agreement, Parent will hold a meeting of the shareholders of Parent to approve the Charter Amendment, the Asset Purchase and the adoption of this Agreement. Concurrently with the execution of this Agreement, each shareholder of Parent listed in Exhibit B-1 is executing a voting agreement and irrevocable proxy with Acquiror substantially in the form attached hereto as Exhibit B-2 (the “Seller Voting Agreement”).

G. The Board of Directors of Parent has adopted a bonus plan providing for the payment by Parent of cash bonuses to certain employees contingent upon closing of the Asset Purchase (the “Transaction Bonus Plan”), a copy of which is attached hereto as Exhibit H.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE ASSET PURCHASE

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made without rounding.

“Accounts Receivable” means trade accounts receivable of Sellers as determined in accordance with GAAP, consistently applied, that have been outstanding for 60 days or less as of the Closing.

“Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 145 promulgated under the Securities Act.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in New York.

“Cal-COBRA” means the California Insurance Code Section 10128.50-10128.59 and California Health Insurance Code Section 1366.20-1366.29.

“Cash Assets” means the unrestricted cash and cash equivalent assets of Sellers in Sellers’ banks or on hand, as determined in accordance with GAAP, consistently applied.

“cash equivalent assets” means highly liquid short-term investments with original maturities of ninety (90) days or less.

“Charter Documents” means the Memorandum of Association and Articles of Association, each as amended, of Parent.

“Closing Holder” means a Parent Shareholder as of immediately prior to the Closing.

“Closing Holder’s Pro Rata Share” means, with respect to a particular Closing Holder, such Closing Holder’s percentage interest in any distribution of assets by Parent upon liquidation as determined by and in accordance with the provisions of Parent’s Articles of Association, as amended by the Charter Amendment.

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any formal or informal written, oral or other agreement, contract, subcontract, lease, binding understanding, promise, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature as of the date hereof or as may hereafter be in effect.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title or ownership, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental and Safety Laws” means any laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

“ERISA Affiliate” means any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Escrow Cash” means $2,425,000.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Intellectual Property” means worldwide industrial and intellectual property rights and all rights associated therewith, and all rights to all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, designs, architectures or topology, all computer software, including all source code, object code, programs, objects, modules, routines, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual, or (b)(i) with respect to Parent and Sub, Zvi Eintracht, Gideon Marks, Shai Dekel, Alexander Ovsiankin, Laurence Keselbrener, Zohar Elhanani and the directors and officers of each of Parent and Sub, or (ii) with respect to either Acquiror Parent or Acquiror Sub, the directors and officers of such entity (the persons specified in clause (b)(i) and b(ii) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of the persons employed by the relevant Person who are charged with administrative or operational responsibility for such matters for such Person.

“Legal Requirements” means any law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to Sellers or to any of Sellers’ assets, properties or business.

“Liabilities” means debts, liabilities, accounts payable and obligations, whether accrued or fixed, absolute or contingent, material or immaterial, determined or determinable, known or unknown, including those arising under any Legal Requirement and those arising under any Contract.

“Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, (i) be or become materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, capitalization, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements, except to the extent that any such Effect results or arises directly from one or more of the following (i) changes in general United States, Israel or world economic or business conditions that do not disproportionately affect such entity as compared to such entity’s competitors, (ii) changes or events affecting the industry generally in which such entity operates provided that such changes or events do not disproportionately affect such entity as compared to such entity’s competitors, or (iii) the announcement of the Asset Purchase.

“OCS Approval” means the written approval of the Israeli Office of the Chief Scientist with respect to the transfer to Acquiror Sub of all rights in and to File Number 32569 (the iPACS Ortho product) and all other Intellectual Property or other rights developed or derived under any OCS approved program under any file number, which is or will be subject to the restrictions under the Israeli Encouragement of Research and Development in Industry Law 5744 – 1984 and any regulations thereof (the “OCS Law”).

“Parent Capital Stock” means the share capital of Parent.

“Parent Options” means outstanding options to purchase ordinary shares of Parent.

“Parent Ordinary Shares” means the ordinary shares, NIS 0.01, of Parent.

“Parent Preferred Shares” means the Parent Series A Stock, the Parent Series B Stock, the Parent Series B-1 Stock, the Parent Series C Stock, the Parent Series C-1 Stock and the Parent Series D Stock.

“Parent Shareholders” means the holders of issued and outstanding shares of Parent Ordinary Shares and Parent Preferred Shares.

“Parent Series A Stock” means the Series A Preferred Shares, NIS 0.01, of the Parent.

“Parent Series B Stock” means the Series B Preferred Shares, NIS 0.01, of the Parent.

“Parent Series B-1 Stock” means the Series B-1 Preferred Shares, NIS 0.01, of the Parent.

“Parent Series C Stock” means the Series C Preferred Shares, NIS 0.01, of the Parent.

“Parent Series C-1 Stock” means the Series C-1 Preferred Shares, NIS 0.01, of the Parent.

“Parent Series D Stock” means the Series D Preferred Shares, NIS 0.01, of the Parent.

“Parent Series D-1 Stock” means the Series D-1 Preferred Shares, NIS 0.01, of the Parent.

“Parent Series D-2 Stock” means the Series D-2 Preferred Shares, NIS 0.01, of the Parent.

“Parent Warrants” means warrants to purchase shares of Parent Capital Stock.

“Permitted Encumbrance” means (i) Encumbrances of carriers, landlords, warehousemen, mechanics and material-men, and other like Encumbrances incurred in the ordinary course of business securing obligations that are not yet delinquent or being contested in good faith; (ii) deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pension or other social security obligations; (iii) Encumbrances for Taxes not yet due and payable or due but not delinquent, or that are being contested in good faith; (iv) non-exclusive end-user object code licenses with respect to Sellers Products entered into in the ordinary course of business; and (vi) Encumbrances on Intellectual Property licensed by the Seller from third parties of which Seller has no knowledge.

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Purchase Price” means $15,481,000, plus VAT, if any.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Seller Ancillary Agreements” means all agreements and documents to which Seller is or will be a party that are required to be executed pursuant to this Agreement.

“Seller Current Assets” means all current assets of Sellers that would be required to be set forth on the face of a consolidated balance sheet of Sellers prepared in accordance with GAAP, consistently applied.

“Seller Current Liabilities” means all current liabilities of Sellers that would be required to be set forth on the face of a consolidated balance sheet of Sellers prepared in accordance with GAAP, consistently applied.

“Seller Employee Plans” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller, any Subsidiary or any ERISA Affiliate for the benefit of any current, former or retired employee, consultant, or director of Sellers and any ERISA Affiliate or with respect to which Sellers or any ERISA Affiliate have or may have any liability or obligation, including without limitation, any Seller Foreign Plan.

“Seller Foreign Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by Sellers or any ERISA Affiliate for the benefit of any current, former or retired employee, consultant, or director of Sellers and any ERISA Affiliate or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation maintained or contributed to by Sellers and any ERISA Affiliate under the laws or applicable customs or rules of the relevant jurisdiction outside of the United States.

“Seller Products” means all software, products or services currently made, marketed, licensed, sold, or distributed by or on behalf of Sellers on or prior to the Closing Date, and all software code, algorithms, and related technology of Sellers, in their current state of development as of the Closing, embodied or included in the following: (i) [**]; (ii) [**]; (iii) [**]; and (iv) any of the inventions claimed in any of Seller’s issued patents or pending patent applications.

“Seller Transaction Expenses” means all costs and expenses incurred by each Seller, its officers, directors and employees and the Parent Shareholders in connection with the Asset Purchase, this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby, including any fees and expenses of legal counsel, financial advisors, investment bankers and accountants.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which Seller, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, capital gains, estimated, gross receipts, sales,

use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, statement, declaration, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Transfer Taxes” means, collectively, any sales, use, transfer, stamp duty or similar transfer Taxes imposed or assessed in connection with the execution and delivery of Agreement, the Asset Purchase or the transactions contemplated hereby but excluding VAT.

“WARN” means the United States Federal Worker Adjustment and Retraining Act of 1988, as amended, and any similar foreign, state or local law.

“Working Capital” means the amount determined by subtracting Seller Current Liabilities from Seller Current Assets.

“Working Capital Reduction” equals the amount by which Working Capital as of the Closing Date is less than the Working Capital as of March 31, 2005; provided that such amount shall not exceed an aggregate amount equal to (i) $200,000 multiplied by the number of fully elapsed months during the period from March 31, 2005 through the Closing Date, plus (ii) in the event that the Closing Date does not end on the last day of a month, a fraction of $200,000 equal to the number of days that have elapsed through the Closing during the month in which Closing occurs divided by the number of total days in such month.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Acquiror agrees to purchase from each Seller and each Seller agrees to sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to Acquiror at Closing all of such Seller’s right, title and interest in and to all of the assets, properties and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used by such Seller in the conduct of the Business as currently conducted or currently proposed to be conducted, including all right, title and interest of such Seller in, to and under the Seller Products and such of the foregoing as are more specifically described below, excepting only the Excluded Assets (collectively, the “Purchased Assets”):

(i) all leases of, and other interests in, real property, in each case together with all buildings, fixtures, and improvements erected thereon;

(ii) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles and other tangible property relating to the Business (the “Tangible Assets”), including the Tangible Assets listed on Schedule 1.2(ii) hereto;

(iii) all raw materials, work-in-process, finished goods, supplies and inventories relating to the Business and all rights under purchase orders to purchase any inventory, including without limitation all Seller Products and all of Seller’s Intellectual Property therein;

(iv) all rights of either Seller under (A) those Contracts of such Seller set forth on Exhibit E (collectively, the “Assumed Contracts”) (B) Contracts between either of Sellers and any employee of such Seller solely to the extent that such Contracts relate to the confidentiality, nondisclosure, assignment of proprietary rights or noncompetition obligations of such employee with respect to the Business, Seller Products or the Purchased Assets, and (C) all Contracts entered into by either Seller in the course of operating the Business that generally have expired or been terminated or canceled containing a provision or evidencing an obligation of a party other than either Seller, or any right of either Seller, relating to Seller IP Rights that survives such expiration, termination or cancellation (Acquiror may, by notice to Sellers, at any time after the date hereof, amend Exhibit E to include additional Assumed Contracts);

(v) Cash Assets and/or Accounts Receivable owned by either Seller relating to the Business having an aggregate value, net of deferred revenue obligations associated with such Accounts Receivable, equal to (A) the amount of the Assumed Current Liabilities (as defined in Section 1.4 below) minus (B) any Working Capital Reduction (provided that such Cash Assets shall not consist of any cash payable to any Seller pursuant to that certain Escrow Agreement by and among Sellers, Kodak Polychrome Graphics LLC and Kodak Polychrome Graphics Company Ltd dated as of May 13, 2004) (the current assets of Sellers transferred under this Section 1.2(v) being referred to herein as the “Assigned Current Assets”);

(vi) all prepaid expenses, advances and deposits owned by either Seller relating to the Business including without limitation ad valorem taxes, leases, rentals and software maintenance fees, and security deposits;

(vii) all of Sellers’ rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets;

(viii) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business of either Seller;

(ix) all of Sellers’ data regarding customers or prospective customers of the Business including without limitation customer lists, customer account histories, all customer technical support data, and all other marketing, promotional and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Business or that have been or now are used, developed or purchased in connection with the Business;

(x) all books, records, files, correspondence and papers of each Seller, whether in hard copy or computer format, relating in any manner to the Business, including engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former users of each Seller’s products and services, customer supplies and vendor records, personnel, payroll and employment records (to the extent permitted by applicable law) relating to the Transferred Individuals, and any information relating to Tax imposed on the Purchased Assets;

(xi) all Seller-Owned IP Rights, copies and tangible embodiments thereof in whatever form or medium, all rights in any of the foregoing provided by international treaties and conventions, and all rights to use and recover for damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof;

(xii) subject to Section 1.6, all software tools, development tools, testing tools, testing suites and environments owned, possessed, used, developed or under development by either Seller and used in or, to be used in, the Business, including source and object code versions thereof in any format and for all hardware platforms, software platforms and operating environments;

(xiii) all marketing, sales and promotional literature relating to any Seller Products;

(xiv) all indemnification agreements in favor of each Seller with, and indemnification and similar rights against, third parties;

(xv) all rights or claims against employees or consultants;

(xvi) all trade accounts receivable of Sellers with respect to which Sellers have deferred revenue obligations that are being assumed by Acquiror under the Assumed Contracts;

(xvii) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Acquiror is the successor to the Business; and

(xviii) all (A) other assets (and related rights) acquired, developed or primarily used in connection with the Business currently or previously, and (ii) all warranties and representations made to either Seller or any of their Affiliates by third parties with respect to any of the Purchased Assets or the Business, all rights, privileges, remedies, set-offs, allowances, rebates, refunds, discounts and credits granted to either Seller or any of their Affiliates with respect to any Purchased Asset or the Business, together with any and all claims, demands, causes of action and rights of either Seller or any of their Affiliates existing previously, now or hereafter with respect to any of the Purchased Assets or the Business.

To the extent that any tangible or intangible assets or rights are discovered or identified at any time after the Closing Date that, pursuant to this Agreement, constitute Purchased Assets (or would have been if such assets or rights been listed in the applicable schedules) and should have been transferred to Acquiror, each Seller, as applicable, shall immediately transfer and promptly deliver them (or cause them to be delivered) to Acquiror without additional payment.

1.3 Excluded Assets. The following assets and properties of each Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets, except, in each case, as included in the Purchased Assets:

(i) all rights and assets under all Contracts of each Seller other than Assumed Contracts (the “Retained Contracts”);

(ii) all cash and cash equivalent assets of each Seller other than the Cash Assets included in the Assigned Current Assets;

(iii) all accounts, notes and other receivables owned by each Seller other than the Accounts Receivable included in the Assigned Current Assets;

(iv) all income Tax Returns of each Seller and all minute books, stock record books and other corporate records of each Seller;

(v) any amounts payable to, or claims or causes of action of, any Seller in respect of Taxes refundable to any Seller in respect of transactions completed prior to the Closing or in respect of any period or portion thereof ending on or prior to the Closing;

(vi) all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Excluded Assets or the Excluded Liabilities; and

(vii) all assets, properties and matters set forth on Schedule 1.3 hereto.

1.4 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Acquiror and/or Acquiror Sub, as applicable, agrees, effective at the time of Closing, to assume and pay, perform and discharge when due only the following Liabilities (the “Assumed Liabilities”):

(i) The obligations of each Seller to perform only those obligations under the Assumed Contracts that arise after the Closing Date, if any, and only to the extent that such Liabilities do not arise or result from any breach, default or violation by either Seller of any provision of any Assumed Contract that occurred prior to, on or after the Closing Date;

(ii) those trade accounts payable of each Seller which are incurred in, relate to, or arise as a result of or in connection with the operation of the Purchased Assets and/or the conduct of the Business that are or should be accounted for as current liabilities under GAAP as of the Closing and which are either (A) reflected on the Seller Balance Sheet or (B) incurred after the date of the Seller Balance Sheet in the ordinary course of the Business but excluding any non-trade accounts payable, notes of either Seller, any accounts payable (trade or otherwise) related to discontinued operations of any Seller and any accounts payable or other payables related to the Excluded Liabilities (collectively, the “Assumed Current Liabilities”) and which are reflected on the Post-Closing Asset/Liability Determination (as defined in Section 1.7(b), and as such may be amended pursuant to Sections 1.7(c) or 1.7(d));

(iii) all Liabilities incurred in, relating to or arising as a result of, or in connection with, the operation of the Purchased Assets and/or the conduct of the Business by Acquiror after the Closing;

(iv) any Acquiror Transfer Taxes (as defined in Section 1.12(b));

(v) as the successor to the Business, any Liabilities of Sellers arising in connection with the immigration visas of those Seller employees listed on Schedule 1.4(v) hereto who are foreign nationals currently employed by Sellers in the United States, but only to the extent that such employees become Transferred Individuals; and

(vi) those Liabilities specifically set forth and described on Schedule 1.4(vi) hereto, if any.

1.5 Excluded Liabilities. Notwithstanding any provision in this Agreement, or any schedule or exhibit hereto, Sellers will retain, and will be solely responsible for paying, performing and discharging promptly when due, and Acquiror will not assume or otherwise have any responsibility or liability for, any and all Liabilities of Sellers (whether now existing or hereafter arising) other than the Assumed Liabilities (the “Excluded Liabilities”). By way of example and not by way of limitation, the Excluded Liabilities that are not being assumed by Acquiror include, without limitation:

(i) any Liability with respect to a Retained Contract or any other Excluded Asset;

(ii) any Seller Transaction Expenses or any Seller Transfer Taxes (as defined in Section 1.12(b));

(iii) any Liabilities arising from any action, suit, investigation, or proceeding relating to any tort, breach of contract, default or violation of any Legal Requirement by any Seller, or any act or omission of any Seller, prior to, on or after the Closing, and any Liabilities pursuant to any claims, judgments or arbitration awards against any Seller with respect to any tort, breach of contract, default or violation of any Legal Requirement by such Seller, or any act or omission of any Seller, prior to, on or after the Closing;

(iv) other than the Acquiror Transfer Taxes, any Liability of Sellers for Taxes or any Liability of Sellers for the unpaid Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(v) any accrued Liabilities of Sellers (other than Liabilities arising after the Closing under Assumed Contracts that constitute Assumed Liabilities);

(vi) any and all Liabilities with respect to any environmental damage, or for any disposal, discharge or other use or treatment of any hazardous or toxic substance, under any and all Environmental and Safety Laws, arising prior to the Closing or with respect to a Retained Contract or any other Excluded Asset;

(vii) any and all Liabilities to employees or contractors of any Seller related to or arising from or with respect to any act or omission of such Seller or arising from or with respect to any event occurring prior to the Closing Date, including without limitation those Liabilities described in Sections 5.10(d)-(f), any Liabilities for the reimbursement of any expenses incurred by such Seller employees or contractors and any Liabilities to any Seller contractors for any amounts due to them in connection with services provided to such Seller;

(viii) any and all Liabilities arising from the termination by any Seller of the employment of any current or former employees of such Seller or any of its affiliates arising out of their employment with Sellers, including any claims for wrongful discharge or employment discrimination, any other claims brought against such Seller arising from such Seller’s employment of any Person, or arising from any duties or obligations under any existing or future Contracts with or relating to employees, severance, vacation or other employee benefit plans of such Seller or any of its affiliates, including any claims brought under the laws of the state of Israel, but excluding any and all Liabilities with respect to Transferred Individuals arising from the employment of such Transferred Individuals by Acquiror after the Closing;

(ix) any and all present or future Liabilities of any Seller or any of its affiliates to existing or future employees of such Seller or any of its affiliates arising out of their employment with Sellers under ERISA, COBRA, Cal-COBRA, WARN, or any severance or similar obligations of such Seller or any of its affiliates, including any severance or similar obligations brought under the laws of the state of Israel, but excluding any and all Liabilities with respect to Transferred Individuals arising from the employment of such Transferred Individuals by Acquiror after the Closing;

(x) any and all Liabilities arising from any breach or default by any Seller of any Contract of such Seller (including but not limited to any breach or default by such Seller of any of the Assumed Contracts) except for obligations to perform an Assumed Contract after the Closing;

(xi) any and all Liabilities of any Seller pursuant to any claims, judgments or arbitration awards against such Seller with respect to any tort, breach of contract or violation of law prior to or following the Closing;

(xii) any and all liabilities arising from or in connection with any breach of any grant made to any Sellers prior to the Closing Date from the Office of the Chief Scientist of the Israeli Ministry of Trade & Industry (the “OCS”) to the extent that such breach occurred before the Closing; and

(xiii) any Liability of either Seller incurred after the Closing Date.

1.6 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Acquiror or a Seller thereunder. Prior and subsequent to the Closing, Acquiror and each Seller will use their commercially reasonable efforts (but without any payment of money or the making of any other accommodation by Acquiror or Sellers, other than the payment of any transfer fee required for assignment to Acquiror of that certain Software License dated April 13, 2004 with Pegasus Imaging Corporation, which amount shall be paid by Acquiror and Parent in equal installments, and without commencing any litigation) to obtain the consent of the other parties to the assignment of any such Purchased Asset or claim or right or any benefit arising thereunder thereof to Acquiror or as Acquiror may otherwise reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that Acquiror would not in fact receive all such rights, Acquiror and Sellers will cooperate in a mutually agreeable arrangement under which Acquiror would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Acquiror, or under which Sellers would enforce for the benefit of Acquiror, with Acquiror assuming Sellers’ obligations, any and all rights of Sellers against a third party thereto, provided that any such arrangement would not be reasonably likely to delay the Sellers’ dissolution and liquidation procedures or conflict with Sellers’ obligations pursuant to Section 5.21. Sellers will promptly pay to Acquiror when received all monies received by Sellers with respect to any Purchased Asset or any claim or right or any benefit arising thereunder. Seller and Acquiror consent to any future actions by any Transferred Individual (including any time spent by such employee) in assisting Sellers in complying with their respective obligations under this Section 1.6, provided that such actions are reasonably necessary to enable Sellers to so comply with this Section 1.6 and, unless otherwise requested by Acquiror, do not materially interfere with the performance by such Transferred Individual of his duties as an employee of Acquiror.

1.7 Purchase Price.

(a) On the terms and subject to the conditions set forth in this Agreement, as consideration for the Purchased Assets, Acquiror shall, upon the Closing, (i) pay to Parent cash in the amount of the Purchase Price by wire transfer of immediately available funds; provided, that the Escrow Cash shall be withheld from such payment and delivered to the Escrow Agent pursuant to Section 1.11, and (ii) assume the Assumed Liabilities.

(b) Within forty-five (45) days following the Closing, Acquiror shall prepare a consolidated balance sheet of Sellers as of the Closing Date prepared in accordance with GAAP (the “Adjusted Closing Balance Sheet”), together with Acquiror’s determination (the “Post-Closing Asset/Liability Determination”) of (i) the Assumed Current Liabilities, including all of the information with respect thereto required to be set forth in the Estimated Asset/Liability Determination (as defined in Section 5.19(b)), (ii) the Accounts Receivable, including all of the information with respect thereto required to be set forth in the Estimated Asset/Liability Determination, and (iii) the Working Capital Reduction, in the event that Acquiror determines that any of the information with respect to any of the matters specified in clauses (i)-(iii) in the Estimated Asset/Liability Determination was inaccurate. The presentation of the Adjusted Closing Balance Sheet shall be made according to the line items for assets and liabilities as are set forth on the balance sheet of Parent dated December 31, 2004 contained in the Financial Statements. Gideon Marks, as a representative of Sellers, may contact the Transferred Individuals listed in Schedule 5.21 hereto by email for informational purposes only concerning the preparation of the Adjusted Closing Balance Sheet and the Post-Closing Asset/Liability Determination provided that Sellers shall cause Mr. Marks not to provide any directions or instructions to the Transferred Individuals with respect to matters related to the preparation of such financial statements and provided further that Jack Kane, the Chief Financial Officer of Acquiror, shall be copied on all such communications between Mr. Marks and such Transferred Individuals.

(c) The Shareholders’ Agent shall have fifteen (15) calendar days following delivery of the Adjusted Closing Balance Sheet and the Post-Closing Asset/Liability Determination during which to notify Acquiror in writing (the “Dispute Notice”) of any good faith reasonable objections to the identification and calculation of the Assumed Current Liabilities, the Accounts Receivable or the Working Capital Reduction, or the Post-Closing Asset/Liability Determination as it affects such calculations, setting forth a reasonably specific and detailed description of such objections. If the Shareholders’ Agent shall not have responded within such fifteen (15) calendar day period, the Shareholders’ Agent shall be deemed to have agreed with the Assumed Current Liabilities, the Accounts Receivable and the Working Capital Reduction set forth in the Post-Closing Asset/Liability Determination and any payment to Acquiror or Parent, as applicable, pursuant to Section 1.7(e) on the basis of such calculations. If the Shareholders’ Agent objects to the Post-Closing Asset/Liability Determination, or Acquiror’s determination of the Assumed Current Liabilities, the Accounts Receivable and the Working Capital Reduction as reflected thereon, Acquiror and the Shareholders’ Agent shall attempt to resolve any such objections within thirty (30) days of the receipt by Acquiror of the Dispute Notice. If a final resolution of such dispute is reached, the agreed upon amount of the Assumed Current Liabilities, the Accounts Receivable and the Working Capital Reduction shall be reflected in an amended Post-Closing Asset/Liability Determination and shall be deemed final and binding on Acquiror, the Shareholders’ Agent, Sellers, and the Closing Holders, and payments, if any, to Acquiror or Parent, as applicable, pursuant to Section 1.7(e) shall be made on the basis of such amended Post-Closing Asset/Liability Determination.

(d) If, after such thirty (30) day period, the Shareholders’ Agent and Acquiror cannot resolve such dispute, then Acquiror and the Shareholders’ Agent shall mutually agree upon an independent internationally recognized accounting firm to resolve such dispute, or if they cannot agree on such a firm within 5 days, they shall each designate an independent internationally recognized accounting firm, and the two firms shall agree upon a third independent internationally recognized accounting firm which third firm shall have the sole authority to resolve such dispute. The firm so agreed upon (the “Firm”) shall as promptly as practicable (and in any event within 30 days) make a final determination of the Assumed Current Liabilities, the Accounts Receivable and the Working Capital Reduction, which shall be reflected in an amended Post-Closing Asset/Liability Determination and shall be final and binding on Acquiror, the Shareholders’ Agent, Sellers, and the Closing Holders. Payments, if any, pursuant to Section 1.7(e) to Acquiror or Parent, as applicable, shall be made on the basis of such amended Post-Closing Asset/Liability Determination. Each of Acquiror and the Shareholders’ Agent shall provide the Firm with all information and documentation that the Firm requests. Acquiror on the one part and Parent on the other part shall each pay half of the total fees and expenses of the Firm.

(e) In the event that, based on the Post-Closing Asset/Liability Determination (as such may be amended pursuant to Sections 1.7(c) or 1.7(d)), the aggregate value of the Assigned Current Assets transferred to Acquiror at the Closing was less than (A) the amount of the Assumed Current Liabilities minus (B) any Working Capital Reduction, (as such amounts may be adjusted based on the Post-Closing Asset/Liability Determination), Parent shall pay Acquiror such differential in cash. In the event that, based on the Post-Closing Asset/Liability Determination (as such may be amended pursuant to Sections 1.7(c) or 1.7(d)), the aggregate value of the Assigned Current Assets transferred to Acquiror at the Closing was greater than (A) the amount of the Assumed Current Liabilities minus (B) any Working Capital Reduction, (as such amounts may be adjusted based on the Post-Closing Asset/Liability Determination), Acquiror shall pay Parent such differential in cash or re-assign Accounts Receivable to Parent having a value equal to such differential. In the event that, based on the Post-Closing Asset/Liability Determination (as such may be amended pursuant to Sections 1.7(c) or 1.7(d)), any outstanding trade account payable of either Seller as of the Closing that would have constituted an Assumed Current Liability was not transferred and assumed by Acquiror at the Closing in accordance with Section 1.4(b), Acquiror shall promptly pay such Assumed Current Liability, or reimburse Parent with respect thereto to the extent that Parent has paid such Assumed Current Liability.

1.8 Allocation of Purchase Price. After the Closing, Acquiror shall engage an independent appraiser to determine the allocation of the Purchase Price among the various classes of Purchased Assets in accordance with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of Israeli or other state, local or foreign law, as appropriate) (the “Purchase Price Allocation”). Acquiror shall cause such appraiser to consult with Parent in determining the Purchase Price Allocation. Acquiror shall deliver to Sellers a copy of such Purchase Price Allocation promptly after determination by the appraiser. The parties shall file Form 8594 and any equivalent Tax filings in Israel consistent with the Purchase Price Allocation, and each party agrees to provide the other such filings promptly after the filing thereof. The Sellers shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Acquiror may reasonably request to prepare the Purchase Price Allocation. Neither Acquiror nor Sellers shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations and reports with any Tax authority without the written consent of the other party or unless specifically required pursuant to a determination by an applicable Tax authority, and each of Acquiror and Sellers shall make consistent use of such allocation for all Tax purposes.

1.9 Closing. Unless this Agreement is earlier terminated in accordance with Section 7.1, the closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other time as the parties hereto agree. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.

1.10 Closing Deliveries.

(a) Acquiror Deliveries. Acquiror shall deliver to Sellers, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date, executed on behalf of Acquiror by a duly authorized officer of Acquiror, to the effect that each of the conditions set forth in clause (a) of Section 6.2 has been satisfied;

(ii) the Purchase Price (less the Escrow Cash which shall be deposited by the Acquiror in the Escrow Fund at the Closing) in cash by wire transfer of immediately available funds to an account designated in writing by Parent to Acquiror prior to the Closing Date;

(iii) counterparts of the Bill of Sale in substantially the form of Exhibit C attached hereto (the “Bill of Sale”) executed by Acquiror;

(iv) counterparts of the Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”) executed by Acquiror

(v) counterparts of the Escrow Agreement in substantially the form of Exhibit J attached hereto (the “Escrow Agreement”); and

(v) a written opinion from Acquiror’s legal counsel covering the matters set forth on Exhibit H, dated as of the Closing Date and addressed to Parent.

(b) Seller Deliveries. Sellers shall deliver to Acquiror, at or prior to the Closing, each of the following:

(i) a certificate, dated as of the Closing Date and executed on behalf of the Sellers by their respective Chief Executive Officers, to the effect that each of the conditions set forth in clause (a) of Section 6.3 has been satisfied;

(ii) a receipt for the portion of the Purchase Price paid by Acquiror at the Closing, executed by a duly authorized officer of Parent;

(iii) written opinions from the Sellers’ legal counsel in the United States and Israel, covering the matters set forth on Exhibit F-1 and Exhibit F-2 respectively, dated as of the Closing Date and addressed to Acquiror;

(iv) counterparts of the Bill of Sale executed by a duly authorized officer of each Seller;

(v) counterparts of the Assignment and Assumption Agreement executed by each Seller;

(vi) assignments from each Seller, as applicable, to Acquiror of all registered and unregistered patents, copyrights, trademarks, domain names and service marks included in the Purchased Assets, duly executed on behalf of each Seller by its Chief Executive Officers and notarized, and in a form acceptable to Acquiror for recording with the United States Copyright Office or the United States Patent and Trademark Office and the Israeli Patents, Designs and Trademarks Office, as applicable;

(vii) an Employment and Nondisclosure Agreement with those employees of Sellers identified on Schedule 6.3(g)-1;

(viii) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any Purchased Assets as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquiror that all Encumbrances on the Purchased Assets shall have been released prior to or shall be released simultaneously with the Closing;

(ix) evidence with conditions satisfactory to Acquiror of the OCS Approval and the approval of Investment Center of the Israeli Ministry of Trade and Industry (the “Investment Center”) in connection with the consummation of the Asset Purchase (provided that any customary and standard forms of undertaking or right and obligation transfer declaration required to be given by Acquiror Sub with respect to compliance with the OCS Law for the purpose of obtaining the OCS Approval shall be deemed a condition that is satisfactory to Acquiror);

(x) a certificate from each state in which any Seller is qualified to do business as a foreign corporation certifying that such Seller is in good standing and that all applicable taxes of such Seller through and including the Closing Date have been paid;

(xi) with respect to any Assumed Contract listed in Schedule 1.10(b)(xi), evidence satisfactory to Acquiror of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the Asset Purchase or any other transaction contemplated by this Agreement;

(xii) a certificate executed by Parent’s Chief Executive Officer setting out the names of all Closing Holders, the number and type of shares of Parent Capital Stock held by each and each Closing Holder’s Pro Rata Share (the “Closing Holder Certificate”);

(xiii) the Closing Balance Sheet and the Closing Financial Certificate (as such terms are defined in Section 5.19);

(xiv) counterparts of the Escrow Agreement executed by a duly authorized officer of Seller;

(xv) an Estoppel Certificate in the form attached hereto as Exhibit G executed by each party to any of the Assumed Contracts that is a VAR or OEM;

(xvi) the Confirmatory Assignment Agreements (as such term is defined in Section 5.20), each of which shall be in full force and effect;

(xvii) a certificate, in a form reasonably satisfactory to Acquiror, executed by Parent’s Chief Executive Officer as of the Closing Date confirming that none of Sellers’ transactions with resellers, value added resellers, distributors or sales agents constitute related-party transactions of the type described in Section 2.17 hereof or non-arm’s length transactions.

1.11 Escrow. At the Closing, Acquiror will deposit into an escrow account at the Closing the Escrow Cash as security for Sellers’ and the Closing Holders’ indemnification obligations under Article VIII. Acquiror will deposit the Escrow Cash with Greater Bay Trust Company as escrow agent (the “Escrow Agent”) to be held by the Escrow Agent, subject to the terms and conditions of Article VIII, until expiration of the Escrow Period pursuant to the terms of Article VIII and the Escrow Agreement.

1.12 Title Passage; Delivery of Purchased Assets.

(a) Title Passage. Upon the Closing, all of the right, title and interest of Sellers in and to all of the Purchased Assets shall pass to Acquiror or its designated subsidiary, and Sellers shall comply with any such election by delivering to Acquiror or its designated subsidiary (i) possession of all of the Purchased Assets and (ii) proper assignments, conveyances and bills of sale sufficient to convey to Acquiror or its designated subsidiary good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Method of Delivery of Assets; Transfer Taxes. At the Closing, Sellers shall make available to Acquiror all of the Purchased Assets, at the respective premises of each Seller; provided, that, to the extent practicable, Sellers shall deliver all of the Purchased Assets through electronic delivery, or in another manner requested by Acquiror and at Acquiror’s cost and expense that is reasonably calculated and legally permitted to minimize or avoid the incurrence of Transfer Taxes, in each case if such method of delivery does not adversely affect the condition, operability or usefulness of any Purchased Asset. Seller shall be responsible for 50% of all Transfer Taxes incurred in connection with this Agreement, the Asset Purchase and the other transactions contemplated hereby, other than any California sales tax payable with respect to the transfer of the Purchased Assets (the “Seller Transfer Taxes”). Acquiror shall be responsible for 50% of all Transfer Taxes incurred in connection with this Agreement, the Asset Purchase and the other transactions contemplated hereby, other than any California sales tax payable with respect to the transfer of the Purchased Assets for which Acquiror will be fully responsible (the “Acquiror Transfer Taxes”). Each of Parent and Acquiror will pay all Transfer Taxes and file all required Transfer Tax Returns in a timely manner. Any VAT payable for any part of the Purchase Price shall be paid by the Acquiror Sub. For the avoidance of doubt, the Acquiror Parent will arrange for the Acquiror Sub to have the means to make such payment.

1.13 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror with full right, title and interest in, to and under, and/or possession of all of the Purchased Assets, and if a Seller is not reasonably available or responsive to requests of Acquiror or has been liquidated or dissolved, the directors and officers of Acquiror are fully authorized, in the name and on behalf of such Seller or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the disclosures set forth in the disclosure letter of Sellers delivered to Acquiror concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Sellers to Acquiror under this Article II), each Seller represents and warrants to Acquiror as follows:

2.1 Organization, Standing and Power. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has the corporate power to own its properties and to conduct its business as currently being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would have a Material Adverse Effect on such Seller or the Purchased Assets. Parent is not in violation of any of the provisions of its Charter Documents. Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Parent is the legal and beneficial owner of all of the issued and outstanding shares of capital stock of Sub, free and clear of all Encumbrances. Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person, other than Sub.

2.2 Capital Structure. The authorized capital stock of Parent consists solely of (i) 38,628,000 Parent Ordinary Shares, and (ii) 29,212,714 Parent Preferred Shares, of which 700,000 shares are designated as Parent Series A Stock, 3,844,898 shares are designated as Parent Series B Stock, 1,100,000 shares are designated as Parent Series B-1 Stock, 3,942,405 shares are designated as Parent Series C Stock, 900,000 shares are designated as Parent Series C-1 Stock, 6,378,906 shares are designated as Parent Series D Stock, 4,235,329 shares are designated as Seller Series D-1 Stock and 8,111,176 shares are designated as Seller Series D-2 Stock. As of the Agreement Date, a total of 5,811,429 Parent Ordinary Shares, 585,913 shares of Parent Series A Stock, 3,632,745 shares of Parent Series B Stock, 1,100,000 shares of Parent Series B-1 Stock, 3,265,581 shares of Parent Series C Stock, 900,000 shares of Parent Series C-1 Stock, 3,628,906 shares of Parent Series D Stock, no shares of Parent D-1 Stock and no shares of Parent D-2 Stock are issued and outstanding. Section 2.2 of the Seller Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Parent Ordinary Shares, Parent Series A Stock, Parent Series B Stock, Parent Series B-1 Stock, Parent Series C Stock, Parent Series C-1 Stock, Parent Series D Stock or Parent Series D-1 Stock and the number of such shares so owned by such Person, and the number of Parent Ordinary Shares that would be owned by such Person assuming conversion of all Parent Preferred Shares so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such person in the issued and outstanding capital stock or voting securities of Parent as of the Agreement Date. All issued and outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances.

2.3 Authority; Noncontravention.

(a) Subject to approval of the Asset Purchase and adoption of this Agreement, and approval of the Charter Amendment, pursuant to the Seller Shareholder Approval, each Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Charter Amendment, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by each Seller’s Board of Directors. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board of Directors of each Seller, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of those members of the Board of Directors of such Seller that were present and entitled to vote at a meeting of the Board of Directors duly called, noticed and held, has approved and adopted this Agreement and approved the Asset Purchase and the Charter Amendment, determined that this Agreement, the Charter Amendment and the terms and conditions of the Asset Purchase and this Agreement are advisable and in the best interests of such Seller and its shareholders, and directed that the adoption of this Agreement and, in the case of Parent, the Charter Amendment, be submitted to such Seller’s shareholders for consideration and recommended that all of the shareholders of such Seller adopt this Agreement and, in the case of Parent, the Charter Amendment. The affirmative votes of (i) the holders of a majority of the outstanding shares of Parent Ordinary Shares and Parent Preferred Shares (but excluding shares of Parent Series C-1 Stock), voting together as a single voting class on an as-converted to Parent Ordinary Shares basis), (ii) the holders of two-thirds of the outstanding shares of Parent Preferred Shares (but excluding shares of Parent Series C-1 Stock), voting together as a single voting class, (iii) the holders of two-thirds of the outstanding shares of Parent Series A Stock, Parent Series B Stock, Parent Series B-1 Stock and Parent Series C Stock, voting together as a single voting class, (iv) the holders of three-fourths of the outstanding shares of Parent Series D Stock, voting separately as a single voting class, and (v) Heidelberger Druckmaschinen AG are the only votes of the holders of the Parent Capital Stock necessary to adopt this Agreement and approve the Asset Purchase and the Charter Amendment (the “Seller Shareholder Approval”). The Parent Shareholders that are parties to the Seller Voting Agreement hold a number of shares of Parent Capital Stock having aggregate votes sufficient to effect the Seller Shareholder Approval.

(b) The execution and delivery of this Agreement by each Seller does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the Purchased Assets or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Articles of Association or Memorandum of Association or other comparable governing documents of such Seller, in each case as amended to date, assuming receipt of the Seller Shareholder Approval, (B) any Contract of such Seller or any Contract applicable to any of the Purchased Assets, or (C) any Legal Requirements applicable to such Seller or any of the Purchased Assets.

(c) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by each Seller does not, and the performance of this Agreement and the transactions contemplated hereby by each Seller will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to such Seller, or any other Person except for: (i) compliance with any applicable federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”); (ii) the OCS Approval; and (iii) filings with, and approval by, the Investment Center of the change in ownership of the Business to be effected by the Asset Purchase (the “Investment Center Approval”).

2.4 Financial Statements.

(a) Parent has delivered to Acquiror its audited consolidated financial statements for the years ending December 31, 2002, December 31, 2003, and December 31, 2004 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Section 2.4(a) of the Seller Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of Parent, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of Parent and Sub at the dates therein indicated and the consolidated results of operations and cash flows of Parent and Sub for the periods therein specified, and (v) are true, complete and correct in all material respects. Neither Seller has any Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of December 31, 2004 (the “Seller Balance Sheet”), (ii) those incurred in the conduct of the Seller’s business since December 31, 2004 (the “Seller Balance Sheet Date”) in the ordinary course, consistent with past practice, which are, individually or in the aggregate, not material in nature or amount and/or do not result from any breach of Contract, tort or violation of law, and (iii) those incurred by Parent in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, neither Seller has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Seller. All reserves that are set forth in or reflected in the Seller Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Each Seller has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions, receipts and expenditures of such Seller are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of such Seller, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of such Seller, and (iv) the amount recorded for assets on the books and records of such Seller is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Sellers, nor to either Seller’s knowledge, any current or former employee, consultant, director or independent auditor of such Seller, has identified or been made aware of any fraud, whether or not material, that involves such Seller’s management or other current or former employees, consultants or directors of such Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller, or any claim or allegation regarding any of the foregoing. Neither Sellers nor, to Sellers’ knowledge, any director, officer, employee, auditor, accountant or representative of such Seller has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of such Seller or its internal accounting controls or any material inaccuracy in such Seller’s financial statements. No attorney representing either Seller, whether or not employed by such Seller, has reported to the Board of Directors of such Seller or any committee thereof or to any director or officer of such Seller evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by such Seller or any of its officers, directors, employees or agents. At the Seller Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Seller Balance Sheet as required by said Statement No. 5. There has been no change in the Sellers’ accounting policies since Sellers’ inception, except as described in the Financial Statements.

(b) Section 2.4(b) of the Seller Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which either Seller maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(c) Section 2.4(c) of the Seller Disclosure Letter accurately lists all indebtedness of both Sellers for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.

2.5 Absence of Certain Changes. Since the Seller Balance Sheet Date, each Seller has conducted its business only in the ordinary course consistent with past practice and (a) there has not occurred a Material Adverse Effect on such Seller or with respect to the Business, (b) such Seller has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset of such Seller (other than the sale or nonexclusive license of Seller Products to its customers in the ordinary course of its business consistent with its past practice), (c) except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by such Seller or any revaluation by such Seller of its assets, (d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of such Seller, or any direct or indirect redemption, purchase or other acquisition by such Seller of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities, (e) such Seller has not entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract (as hereinafter defined) to which such Seller is a party or by which it is, or any of its assets and properties are, bound, (f) other than the Charter Amendment, there has not occurred any amendment or change to the Charter Documents or other comparable governing documents of such Seller, (g) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by such Seller to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of such Seller consistent with past practice), and such Seller has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (h) there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of such Seller, (i) there has not occurred any change in identity with respect to the management, supervisory or other key personnel of such Seller, any termination of employment of any such employees, or any labor dispute or claim of unfair labor practices involving such Seller, (j) the Seller has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person, (k) such Seller has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount in excess of $50,000, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable, (l) such Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers, (m) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Purchased Assets, (n) such Seller has not sold, disposed of, transferred, assigned or licensed to any Person any of its material assets, including any rights to any Seller IP Rights other than the sale or nonexclusive license of its products to customers in the ordinary course of business consistent with past practice, or has acquired or licensed from any Person any Intellectual Property or sold, disposed of, transferred, assigned or provided a copy of any Seller Source Code to any Person, (o) such Seller has not entered into any transaction or Contract that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or

Liability on its part that involves in excess of $50,000 or that is not entered into in the ordinary course of business consistent with its past practices and (p) there has not occurred any announcement of, any negotiation by or any entry into any Contract by such Seller to do any of the things described in the preceding clauses (a) through (o) (other than negotiations and agreements with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of each Seller, threatened against such Seller or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with such Seller), nor, to the knowledge of such Seller, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against any Seller, any of its assets or properties, or, to the knowledge of such Seller, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with such Seller). To the knowledge of each Seller, there is no reasonable basis for any Person to assert a claim against such Seller or any of the Purchased Assets based upon: (a) such Seller entering into this Agreement or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by such Seller regarding the Purchased Assets; or (c) any claim that such Seller has agreed to sell or dispose of the Purchased Assets to any party other than Acquiror, whether by way of merger, consolidation, sale of assets or otherwise. Neither Seller has any action, suit, proceeding, claim, mediation, arbitration or investigation pending against any other Person.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon, or affecting, either Sellers or the Purchased Assets which has or would reasonably be expected to have, whether before or after consummation of the Asset Purchase, the effect of prohibiting or materially impairing any current or presently proposed business practice of Sellers or the conduct of the Business or operation of the Purchased Assets in any respect by Acquiror after the Closing. There are no material permits to which either Seller is a party that affect the Purchased Assets.

2.8 Compliance with Laws; Governmental Permits.

(a) Each Seller has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of the Business or any of the Purchased Assets (including, in all material respects, the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Legal Requirement of Israel). Neither Seller nor any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with such Seller), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity material to the Business (i) pursuant to which such Seller currently operates or holds any interest in any of the Purchased Assets or (ii) that is required for the operation of such Seller’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Seller Authorizations”), and all of such Seller Authorizations are in full force and effect. Neither Seller has received any notice or written communication or, to such Seller’s knowledge, any other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Seller Authorization or any failure to comply with any term or requirement of any Seller Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Seller Authorization. To Sellers’ knowledge, none of the Seller Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

(c) Parent is entitled to certain tax benefits, based on its status as an “Approved Enterprise” under the Law for the Encouragement of Capital Investments 5719-1959. Parent is not in breach of any of its obligations under such Legal Requirement that would affect Parent’s status as an Approved Enterprise.

(d) Section 2.8(d) of the Seller Disclosure Letter provides a complete list of all pending and outstanding grants, incentives and subsidies (collectively, “Grants”) from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, granted to the Seller, including “Approved Enterprise” status under the Law for the Encouragement of Capital Investments 5719-1959 or Grants from the OCS. Each Seller has made available to Acquiror, prior to the date hereof, correct copies of all documents evidencing Grants submitted by such Seller and of all letters of approval, and supplements thereto, granted to such Seller. Without limiting the generality of the above, Section 2.8(d) of the Seller Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of each Seller with respect to royalties, or the outstanding amounts to be paid by the OCS to such Seller. Each Seller is in compliance, in all material respects, with the terms and conditions of their respective Grants and, except as disclosed in Section 2.8(d) of the Seller Disclosure Letter, has duly fulfilled, in all material respects, all the undertakings relating thereto. To the knowledge of each Seller, there is no event or other set of circumstances which could reasonably be expected to lead to the revocation or material modification of any of the Grants. Neither the execution, delivery and performance of this Agreement by each Seller nor the consummation by such Seller of the transactions contemplated hereby, assuming for the purposes of this sentence receipt of the approvals of the OCS and the Investment Center, will contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant given by any Governmental Entity (or any benefit provided or available thereunder).

2.9 FDA Compliance. All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of Sellers, which are subject to the jurisdiction of the United Stated Food and Drug Administration (“FDA”), are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity. All products being manufactured by Sellers are in material compliance with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of any Seller is manufactured. Neither Seller is the subject, officially or otherwise, of any pending or, to such Seller’s knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Seller has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To Sellers’ knowledge, each product distributed, sold or leased, or service rendered, by each Seller complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. Each Seller is in compliance with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements.

2.10 Product Warranty and Recall. Section 2.10 of the Seller Disclosure Letter sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts with respect to products manufactured and/or distributed by each Seller, or by any third party on behalf of such Seller, in each case between January 1, 2002 and the Agreement Date, (ii) the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (iii) to the knowledge of each Seller, any material complaints with respect to products produced by the Seller, or by any third party on behalf of such Seller, that are open hereof. There are no outstanding recalls, field notifications, field corrections, safety alerts or, to Sellers’ knowledge, material product complaints with respect to the products manufactured and/or distributed by each Seller, or by any third party on behalf of such Seller, and to such Seller’s knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, field correction or safety alert with respect to any such products.

2.11 Title to Property and Assets. Sellers have good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, except for current Taxes not yet due and payable and statutory liens incurred for obligations not past due. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, Acquiror will acquire good and marketable title to all of the Purchased Assets, free and clear of any Encumbrances. The Tangible Assets are (i) suitable for the uses to which they are currently employed, (ii) in good operating condition and repair, subject to normal wear and tear, (iii) regularly and properly maintained, (iv) free from any material defects and (v) are adequate and sufficient for all current operations of the Business. Schedule 1.2(ii) of this Agreement sets forth a true, complete and accurate list of each item, or each group of like items (stating the number), of the Tangible Assets, which list identifies (i) the type and location of each such item or group of items, and (ii) to the extent available, original acquisition date and cost of such items. All properties used in the operations of each Seller are reflected on the Seller Balance Sheet to the extent required under GAAP is to be so reflected. Neither Seller owns any real property. Section 2.11 of the Seller Disclosure Letter identifies personal property and equipment that is leased to Sellers and each parcel of real property leased by the Seller, and, with respect to any real property leased in Israel, a summary of the material terms of such lease. Each Seller has adequate rights of ingress and egress into any real property used in the operation of their respective businesses. Each Seller has heretofore provided to Acquiror’s counsel true, correct and complete copies of all leases, subleases and other agreements under which such Seller uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, or under which any Seller has the right to use personal property including all modifications, amendments and supplements thereto. Neither Seller currently owns any real property. Each Seller is in peaceful and undisturbed possession of each leased parcel of real property and such personal property. All leases of real or personal property to which each Seller is a party is in full force and effect. The Purchased Assets constitute all assets, properties and rights necessary for the conduct of the Business as currently conducted and as currently proposed to be conducted.

2.12 Intellectual Property.

(a) Sellers (i) own and have independently developed or (ii) have the valid right or license (subject to Permitted Encumbrances) to any and all Seller IP Rights. “Seller IP Rights” means any and all material Intellectual Property used in the conduct of the business of Sellers as currently conducted by Sellers, including the design, development, manufacture, use, import, sale and performance of the Seller Products. The Seller IP Rights are sufficient for the conduct of the business of each Seller as currently conducted by such Seller, including the design, development, manufacture, use, import and sale and performance of Seller Products. “Seller-Owned IP Rights” means Seller IP Rights that are or are purportedly owned by Sellers.

(b) Neither Seller has transferred ownership of any Intellectual Property that is or was Seller-Owned IP Rights, to any third party, or knowingly permitted such Seller’s rights in any Intellectual Property that is Seller-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which such Seller has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term). Each Seller owns and has good and exclusive title to each item of Seller-Owned IP Rights of Seller, free and clear of any Encumbrances except for Permitted Encumbrances. To Sellers’ knowledge, the right, license and interest of each Seller in and to all Intellectual Property licensed by such Seller from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties). After the Closing, all Seller-Owned IP Rights will be fully transferable, alienable or licensable by Acquiror without restriction and without payment of any kind to any third party.

(c) Section 2.12(c) of the Seller Disclosure Letter lists all Seller Products produced, marketed, licensed, sold, distributed, demonstrated or provided by or on behalf of Sellers and all products or services currently under development by Sellers by name and version number.

(d) Section 2.12(d) of the Seller Disclosure Letter lists all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, each Seller (“Seller Registered Intellectual Property”), including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each item of Seller Registered Intellectual Property is subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been made and all documents, recordations and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Seller Registered Intellectual Property and recording each Seller’s ownership interests therein. Each Seller owns and has good and exclusive title to each item of Seller Registered Intellectual Property, free and clear of any Encumbrances except for Permitted Encumbrances.

(e) Section 2.12(e) of the Seller Disclosure Letter lists (i) all licenses, sublicenses and other Contracts as to which the Seller is a party and pursuant to which any Person is authorized to use any Seller IP Rights, (ii) other than “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which each Seller is a party and pursuant to which such Seller acquired or is authorized to use any third party Intellectual Property (“Third Party Intellectual Property Rights”); and (iii) all licenses, sublicenses and other Contracts pursuant to which such Seller has agreed to any restriction on the right of such Seller to use or enforce any Seller-Owned IP Rights. None of the licenses or Contracts listed in Section 2.12(e) of the Seller Disclosure Letter (in response to clause (i) above) grants any third party exclusive rights to or under any Seller IP Rights or grants any third party the right to sublicense any Seller IP Rights.

(f) Neither Seller is nor shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of such Seller’s obligations under this Agreement, in breach of any agreement to which either Seller is a party governing any Seller IP Rights (the “Seller IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Seller IP Rights Agreements, or give any non-Seller party to any Seller IP Rights Agreement the right to do any of the foregoing. Following the Closing, Acquiror will be permitted to exercise all of such Seller’s rights under the Seller IP Rights Agreements to the same extent such Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Seller would otherwise be required to pay. Neither the execution and delivery or effectiveness of this Agreement nor the performance of each Seller’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Seller-Owned IP Right, or impair the right of such Seller or Acquiror to use, possess, sell or license any Seller-Owned IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by either Seller to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Seller-Owned IP Rights by such Seller. Neither Seller has entered into any Contract to indemnify any other person against any charge of infringement or misappropriation of any intellectual property rights of any third party, other than indemnification provisions contained in purchase orders or license agreements arising in the ordinary course of business (copies of which have been provided to Acquiror’s counsel).

(g) To the knowledge of each Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any Seller-Owned IP Rights, by any third party, including any employee or former employee of such Seller. Each Seller has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Seller IP Rights Agreement.

(h) Each Seller has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of such Seller, threat) which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of such Seller to exercise any Intellectual Property right. Neither Seller has received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property of any third party. The operation of the Business of each Seller as such Business is currently conducted by such Seller, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Seller Product and (ii) to each such Seller’s knowledge, such Seller’s use of any third party’s product, device or process used in the Business of such Seller as currently conducted by such Seller, does not and will not infringe or misappropriate the Intellectual Property of any third party under the laws of any applicable jurisdiction. To Seller’s knowledge, there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Seller Product or the operation of the business of such Seller is infringing or has infringed on or misappropriated any Intellectual Property of a third party. None of the Seller-Owned IP Rights, the Seller Products or either Seller is subject to any proceeding or outstanding order, contract or stipulation (A) restricting in any manner the use, transfer, or licensing by such Seller of any Seller-Owned IP Right or any Seller Product, or which may affect the validity, use or enforceability of any such Seller-Owned IP Right or Seller Product, or (B) restricting the conduct of the business of such Seller in order to accommodate Third Party Intellectual Property Rights.

(i) Neither Seller has received any opinion of counsel that any third party Intellectual Property applies to any Seller Product or the operation of the business of such Seller, as previously or currently conducted.

(j) Each Seller has secured from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Seller-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property in such contribution that such Seller does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, each Seller has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and independent contractors of such Seller. To Sellers’ knowledge, no current or former employee, consultant or independent contractor of either Seller: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, such Seller or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for such Seller that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To Sellers’ knowledge, the employment of any employee of each Seller or the use by such Seller of the services of any consultant or independent contractor does not subject such Seller to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for such Seller, whether such liability is based on contractual or other legal obligations to such third party. No current or former employee, consultant or independent contractor of such Seller has any right, license, claim or interest whatsoever in or with respect to any Seller-Owned IP Rights. To the extent that any third party Intellectual Property right is incorporated into, integrated or bundled with, or used by each Seller in the development, manufacture or compilation of any of the Seller Products, such Seller has a written agreement with such third party with respect thereto pursuant to which such Seller either (A) has obtained complete, unencumbered and unrestricted ownership of, and are the exclusive owners of, or (B) has obtained perpetual, non terminable licenses (sufficient for the conduct of its Business as currently conducted by such Seller, including the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Seller Product ) to all such third party Intellectual Property rights by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

(k) Each Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Seller-Owned IP Rights (“Confidential Information”). To Sellers’ knowledge, all use, disclosure or appropriation of Confidential Information owned by each Seller by or to a third party has been pursuant to the terms of a written agreement between such Seller and such third party. To Sellers’ knowledge, all use, disclosure or appropriation of Confidential Information not owned by such Seller has been pursuant to the terms of a written agreement or other legal binding arrangement between such Seller and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of each Seller having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to such Seller an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of such Seller’s customers and business partners, to the extent required by such customers and business partners).

(l) Section 2.12(l) of the Seller Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) distributed by the Seller in any way in or with, or used by Seller in the development of Seller Products, and describes the manner in which such Open Source Materials were so distributed and/or used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by each Seller).

(m) The Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with Seller Products; (ii) distributed Open Source Materials in conjunction with Seller Products; or (iii) used Open Source Materials, that (in response to clauses (i), (ii) or (iii) above) create, or purport to create, obligations for the Seller or such Subsidiary with respect to any Seller IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Seller IP Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(n) All products sold, licensed, leased or delivered by each Seller to customers and all services provided by or through such Seller to customers on or prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties and to any representations provided to customers and conform in all material respects to applicable product or service specifications or documentation. To the knowledge of each Seller, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against such Seller giving rise to, any material liability relating to the foregoing Contracts for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Seller Balance Sheet. Each Seller has made available to Acquiror all material documentation and notes relating to the testing of all Seller Products. Each Seller has documented all material bugs, errors and defects in all the Seller Products and such documentation is retained and is available internally at each Seller. For all software used by each Seller in providing services, or in developing or making available any of the Seller Products, such Seller has implemented any and all material security patches or upgrades that are generally available for that software.

(o) No (i) government funding except for Grants; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Parent Capital Stock) was used in the development of the Intellectual Property owned by either Seller. To Sellers’ knowledge, no current or former employee, consultant or independent contractor of either Seller, who was involved in, or who contributed to, the creation or development of any Intellectual Property, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for such Seller.

(p) Neither of the Sellers nor any other Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Seller Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by either Seller or any Person acting on their behalf to any Person of any Seller Source Code. Section 2.12(p) of the Seller

Disclosure Letter identifies each Contract pursuant to which such Seller has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Seller Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Seller Source Code. As used in this Section 2.12(p), “Seller Source Code” means, collectively, any software source code or any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Seller-Owned IP Rights or Seller Products.

(q) Neither Seller has collected any personally identifiable information from any third parties, including without limitation individually identifiable health information or medical information, except as described in Section 2.12(q) of the Seller Disclosure Letter. Each Seller has materially complied with all applicable material Legal Requirements and their respective internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by such Seller or by third parties having authorized access to the records of such Seller.

2.13 [Reserved].

2.14 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

(ii) “Property” shall mean all real property leased or owned by Sellers either currently or in the past.

(iii) “Facilities” shall mean all buildings and improvements on the Property.

(b) (i) No methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes of each Seller have been disposed of in accordance with all Environmental and Safety Laws in all material respects; (iii) neither Seller has received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to Sellers’ knowledge, threatened relating to an actual or alleged violation of any Environmental and Safety Laws by either Seller; (v) neither Seller is a potentially responsible party under the United States Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls deposited, stored, disposed of or located on any Property or in any of the Facilities or any equipment on the Property; (ix) there is no formaldehyde on any Property or in any of the Facilities, nor is any insulating material containing urea formaldehyde in any of the Facilities; (x) the Facilities and each Seller’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws; and (xi) each Seller has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses.

2.15 Taxes.

(a) Each Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes owed by each Seller (whether or not shown or required to be shown on any Tax Return) have been paid or properly accrued in the Financial Statements. Neither Seller is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that such Seller is or may be subject to taxation by that jurisdiction. There are no Tax liens on any of the Purchased Assets that have arisen in connection with any failure (or alleged failure) to pay any Tax. At the Closing, and upon the date of any subsequent transfer of Purchased Assets to Acquiror in accordance with this Agreement, there will be no Tax liens (except for liens for current ad valorem taxes not yet due) against any of the Purchased Assets to be transferred to Acquiror hereunder. Each Seller has paid or will pay, when due, any Taxes attributable to periods prior to the Closing Date with respect to the Purchased Assets.

(b) Each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) No Seller has knowledge of any basis upon which any Tax authority could assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of either Seller or any of their Subsidiaries either (A) claimed or raised by any authority in writing or (B) as to which any Seller or any director and officer (and employee responsible for Tax matters) of such Seller has Knowledge based upon personal contact with any agent of such authority. Sellers have delivered to Acquiror correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Sellers since December 31, 2000.

(d) Neither Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The unpaid Taxes of Sellers (A) did not, as of the Seller Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Seller Balance Sheet (rather than in any notes thereto), and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each Seller in filing their Tax Returns.

(f) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code. Neither Seller is a party to any Tax allocation or sharing agreement. Sellers (A) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Each Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Seller has consummated, participated in, or are currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6111 or 6112 of the Code or the Treasury Regulations promulgated thereunder. Neither Seller has entered into any reportable transaction as defined in Section 1.6011-4(b) of the Treasury Regulations promulgated under the Code.

(h) To Sellers’ knowledge, each Seller has complied with all requirements of Israeli law to be entitled to claim all tax incentives that Seller purports to be entitled to. Subject to receipt of the Investment Center Approval and other approvals required herein, consummation of the Asset Purchase will not adversely affect the continued qualification of the Business for the incentives or the terms or duration thereof or require any recapture of any previously claimed incentive, and no consent or approval of any Governmental Entity is required, other than as contemplated by the Seller Disclosure Letter, prior to the consummation of the Asset Purchase in order to preserve the entitlement of the Business to any such incentive.

2.16 Employee Benefit Plans and Employee Matters.

(a) Section 2.16(a) of the Seller Disclosure Letter contains a complete and accurate list of all Seller Employee Plans.

(b) The Seller has furnished to Acquiror’s counsel a true, correct and complete copy of each of the Seller Employee Plans.

(c) Benefit Plans. Sellers and any ERISA Affiliate have never maintained, established, sponsored, participated in or contributed to any Pension Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. At no time has any Seller or any ERISA Affiliate contributed to or been requested to contribute to any multi-employer plan within the meaning of Section 3(37) of ERISA. Neither Seller has ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code. Sellers and any ERISA Affiliate has never maintained, established, sponsored, participated in or contributed to any self-insured Seller Employee Plan.

(d) No Post-Employment Obligations. No Seller Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any current or former employee, consultant or director of any Seller or any ERISA Affiliate upon retirement or termination of employment for any reason, except as may be required by applicable Legal Requirements.

(e) Compliance with Applicable Law. Each Seller Employee Plan is now and always has been operated in accordance with its terms and in compliance with the requirements of all Legal Requirements, including, without limitation, ERISA and the Code and similar provisions of Israeli Legal Requirements. No action is pending or, Sellers’ knowledge, threatened with respect to any Seller Employee Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action.

(f) Absence of Certain Liabilities and Events. Seller and any ERISA Affiliate has never incurred any liability for any excise tax arising under Sections 4971, 4972, 4980 or 4980B of the Code and to the Knowledge of each Seller or any ERISA Affiliate, no fact or event exists which could give rise to any such liability. No complete or partial termination has occurred with respect to any employee pension benefit plan within the meaning of Section 3(2) of ERISA.

(g) Warn Act. Seller and each ERISA Affiliate is in compliance with the requirements of WARN or similar Legal Requirement and has never triggered any liability pursuant to WARN or similar Legal Requirement and has no liabilities pursuant to WARN or similar Legal Requirements with respect to employees.

(h) Effect of Transaction. None of the execution and delivery of this Agreement, the consummation of the Asset Purchase or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by Sellers, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by any Seller to any Person.

(i) Employment Matters. Sellers and their ERISA Affiliates: (i) are in compliance with all Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to employees; (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to the wages, salaries and other payments to employees by virtue of their employment, the transactions specifically contemplated by this Agreement or otherwise; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iv) are not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Sellers, any ERISA Affiliate any threatened or reasonably anticipated claims or actions against any Seller or any ERISA Affiliate under any Seller Employee Plan.

(j) Labor. No work stoppage or labor strike against any Seller or any ERISA Affiliate is pending or, to the knowledge of Sellers, threatened by any employee. Any Seller and any ERISA Affiliate is not involved in or, to their knowledge, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any liability to Acquiror. Neither Seller nor any ERISA Affiliate has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in any liability to Acquiror. Neither Seller nor any ERISA Affiliate is presently, nor has been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to employees and no collective bargaining agreement is being negotiated with respect to employees. Neither Seller nor any ERISA Affiliate is subject to, nor do any of their ERISA Affiliate’s employees benefit from, any collective bargaining agreement by way of any applicable Israeli employment laws and regulations and extension orders (“tzavei harchava”), except those extension orders that apply to all employees of the Israeli economy in general. No employee of the any Seller has been dismissed in the last 12 month period.

(k) Parachute Payments. There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of any Seller or ERISA Affiliate to which any Seller is a party or by which such Seller is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(l) Section 2.16(l) of the Seller Disclosure Letter lists each Person who Sellers reasonably believe is, with respect to such Seller and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations, including proposed regulations, promulgated thereunder), as determined as of the Agreement Date.

(m) Each Seller has provided to Acquiror a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of Sellers, showing each such person’s name, position, location of employment, annual remuneration, status as exempt/non-exempt employees with respect to employees located in the United States, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year.

2.17 Interested Party Transactions. None of the officers and directors of either Seller and, to the knowledge of Sellers, none of the employees or shareholders of either Seller, nor any immediate family member of an officer, director, employee or shareholder of either Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, any Seller (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees or shareholders or any member of their immediate families, is a party to, or to the knowledge of Sellers, otherwise directly or indirectly interested in, any Contract to which any Seller is a party or by which such Seller or any of their respective assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. To the knowledge of Sellers, none of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of any Seller, except for the rights of shareholders under applicable Legal Requirements.

2.18 Insurance. Sellers maintain the policies of insurance and bonds set forth in Section 2.18 of the Seller Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Section 2.18 of the Seller Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the date hereof as well all material claims made under such policies and bonds since January 1, 2002. Each Seller has provided to Acquiror true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of such Seller. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and each Seller, as applicable, is otherwise in compliance with the terms of such policies and bonds.

2.19 Books and Records. Each Seller has provided to Acquiror or its counsel true, correct and complete copies of each document that has been requested by Acquiror or its counsel in connection with their legal and accounting review of such Seller (other than any such document that does not exist or is not in such Seller’s possession or subject to its control). Without limiting the foregoing, Sellers have provided to Acquiror or its counsel complete and correct copies of (a) all documents identified on the Seller Disclosure Letter, (b) the Articles of Association or Memorandum of Association or similar charter documents of Sellers, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of

Directors and shareholders of each Seller, (d) the stock ledger, journal and other records reflecting all stock issuances and transfers of each Seller, and (e) all permits, orders and consents issued by any regulatory agency with respect to each Seller, or any securities of each Seller, and all applications for such permits, orders and consents. The minute books of each Seller provided to Acquiror contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of each Seller through the Agreement Date, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of each Seller (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the such Seller, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.20 Brokers’ and Finders’ Fees. Neither Seller nor any Affiliate of such Seller is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Asset Purchase or any other transaction contemplated by this Agreement. Acquiror will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement, the Asset Purchase or any act or omission of any Seller, any of its respective Affiliates or any of its respective directors, officers, employees, shareholders or agents.

2.21 Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in Section 2.21 of the Seller Disclosure Letter, neither Seller is a party to or bound by, and the Purchased Assets are not subject to any of the following Contracts (each a “Material Contract”):

(i) any distributor, original equipment manufacturer (“OEM”), reseller, value added reseller (“VAR”), sales, advertising, agency or manufacturer’s representative Contract;

(ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets involving in the case of any such Contract more than $50,000 over the life of the Contract;

(iii) any Contract that expires or may be renewed at the option of any Person other than the Seller so as to expire more than one year after the Agreement Date;

(iv) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract for capital expenditures in excess of $50,000 in the aggregate;

(vi) any Contract limiting the freedom of any Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Seller-Owned IP Rights, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of any Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vii) any Contract pursuant to which any Seller is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving aggregate payments in excess of $10,000 per annum;

(viii) any Contract (A) with any Affiliate or (B) with any Person with whom any Seller does not deal at arm’s length;

(ix) any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(x) any Contract under which any Seller is a licensor of Intellectual Property or provider of services (other than under its unmodified form of standard customer agreement, the form of which has been made available to counsel to Acquiror), or agrees to encumber, not assert, transfer or sell rights in or with respect to any Intellectual Property or to provide source code to any third party, or under which the Seller is a licensee of any Intellectual Property (except for “shrink wrap” and similar widely available commercial end-user licenses that have an individual acquisition cost of $1,000 or less) or providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for any Seller;

(xi) any Contract to license or authorize any third party to manufacture or reproduce any of the Seller Products;

(xii) (A) any joint venture Contract or (B ) any other Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or the payment of royalties to any other Person in excess of $25,000 per annum;

(xiii) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of any Seller (other than under its unmodified form of standard customer agreement, the form of which has been made available to counsel to Acquiror);

(xiv) any Contract for the employment of any director, officer, employee or consultant of any Seller or any other type of Contract with any officer, employee or consultant of the Seller that is not immediately terminable by such Seller without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Asset Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xv) any Contract under which any Seller provides any advice or services to any third party, including any consulting Contract, professional Contract or software implementation, deployment or development services Contract, or support services Contract (including, for each such contract, a description of the percentage of completion and expected additional hours, resources and costs necessary to complete such services);

(xvi) any Contract with any labor union or any collective bargaining agreement or similar contract with any Seller’s employees;

(xvii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by any Seller, in connection with this Agreement and the transactions contemplated hereby;

(xviii) any Contract pursuant to which any Seller has acquired or divested a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase or sale of assets, license or otherwise, or any Contract pursuant to which any Seller has any material ownership interest in any other Person (other than Parent’s ownership of Sub);

(xix) any Contract with any Governmental Entity or any Seller Authorization;

(xx) any confidentiality, secrecy or non-disclosure Contract in effect other than any such Contract entered into with customers in the ordinary course of business pursuant to the Seller’s standard unmodified form (a copy of which has been provided to counsel to Acquiror);

(xxi) any settlement agreement entered into within five years prior to the date hereof;

(xxii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Asset Purchase or other transactions contemplated hereunder, either alone or in combination with any other event; or

(xxiii) any other oral or written Contract or obligation not listed in clauses (i) through (xxii) that individually has a value in excess of $50,000 or is otherwise material to any Seller or its respective business, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. Each Seller, as applicable, has materially performed all of the obligations required to be performed by it and is entitled to all benefits under, and to the knowledge of Sellers, is not alleged to be in material default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to any Seller or to Sellers’ knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of any Seller under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract. Neither Seller has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither Seller has any liability for renegotiation of government Contracts. True, correct and complete copies of all Material Contracts have been provided to Acquiror prior to the Agreement Date.

2.22 Export Control Laws. Each Seller has conducted its export transactions in accordance in all material respects with applicable provisions of United States and Israel export control laws and regulations, including but not limited to the United States Export Administration Act and implementing Export Administration Regulations and the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended. Without limiting the foregoing:

(a) each Seller has obtained all export licenses and other approvals (collectively, “Export Licenses”) required for its exports of Seller Products from the United States or Israel;

(b) each Seller is in material compliance with the terms of all such Export Licenses;

(c) there are no pending or, to the knowledge of Sellers, threatened claims against any Seller with respect to any such Export Licenses;

(d) there are no actions, conditions or circumstances pertaining to each Seller’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to Acquiror are required, except for such consents and approvals that can be obtained expeditiously without material cost.

2.23 Customers and Suppliers.

(a) Neither Seller has any outstanding material disputes concerning its products and/or services with any customer, OEM, VAR, or distributor who, in the year ended December 31, 2004, was one of the 20 largest sources of revenues for the Seller, based on amounts paid or payable (each, a “Significant Customer”), and neither Seller has knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 2.23(a) of the Seller Disclosure Letter. Neither Seller has received any written, or the knowledge of Sellers, oral notice from any Significant Customer that such customer shall not continue as a customer of the Business after the Closing or that such customer intends to terminate or materially modify existing Contracts with such Seller (or Acquiror). Neither Seller has had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history.

(b) Neither Seller has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2004, was one of the 10 largest suppliers of products and/or services to such Seller, based on amounts paid or payable (each, a “Significant Supplier”), and neither Seller has no knowledge of any material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Section 2.23(b) of the Seller Disclosure Letter. Neither Seller has received any written, or the knowledge of the Seller, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Business after the Closing or that such supplier intends to terminate or materially modify existing Contracts with such Seller (or Acquiror). Each Seller has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business, and such Seller has no knowledge of any reason why the Business will not continue to have such access on commercially reasonable terms.

2.24 Accounts Receivable. The accounts receivable shown on the Seller Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Seller Balance Sheet. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with Parent’s past practices. The accounts receivable of Sellers arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP consistently applied and Parent’s past practices which are or shall be sufficient to provide for any losses which may be sustained on realization of the receivables. None of the accounts receivable of any Seller is subject to any claim of offset, recoupment, setoff or counter-claim, and Sellers have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by a Seller of any obligation or Contract other than normal warranty repair and replacement. No Person has any lien on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Section 2.24 of the Seller Disclosure Letter sets forth an aging of each Seller’s accounts receivable in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns. Section 2.24 of the Seller Disclosure Letter sets forth such amounts of accounts receivable of each Seller which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

2.25 Inventory. The inventories shown on the Seller Balance Sheet (net of any reserve on the Seller Balance Sheet) or thereafter acquired by any Seller, consisted of items of a quantity and quality usable or salable in the ordinary course of business consistent with past practice. Since the Seller Balance Sheet Date, each Seller has continued to replenish inventories in a normal and customary manner consistent with past practices. Neither Seller has received written, or the knowledge of such Seller, oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Parent, which is consistent with its past practices and in accordance with GAAP. Since the Seller Balance Sheet Date, due provision was made on the books of Sellers in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful or scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of the date hereof, neither Seller has any commitments to purchase inventory. Section 2.25 of the Seller Disclosure Letter sets forth a list of Sellers’ inventory as of the Agreement Date.

2.26 Takeover Statutes. The Seller and its Board of Directors and shareholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Sellers will not be applicable to any Seller, Acquiror, or to the execution, delivery of, or performance of the transactions contemplated by this Agreement or the Seller Voting Agreements, including the consummation of the Asset Purchase or any of the other transactions contemplated hereby or thereby.

2.27 Liabilities; Solvency. Neither Seller is now insolvent nor will such Seller be rendered insolvent by this Agreement or the consummation of any other transaction contemplated hereby. As used in this Section 2.27, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable liabilities. Immediately after giving effect to the consummation of the Asset Purchase, (i) each Seller will be able to pay its liabilities as they become due in the usual course of business, (ii) each Seller will not have unreasonably small capital with which to conduct its proposed business, and (iii) each Seller will have assets (calculated at fair market value) that exceed liabilities. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The Purchase Price constitutes reasonably equivalent value for the Purchased Assets, and the consummation of the Asset Purchase shall not constitute a fraudulent transfer or fraudulent conveyance under applicable laws relating to bankruptcy and insolvency. Neither Seller has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the Ancillary Agreements.

2.28 Third Party Consents. Section 2.28 of the Seller Disclosure Letter lists or describes all Assumed Contracts that may require a novation or consent to assignment, as the case may be, prior to the Closing in connection with the Asset Purchase or any other transaction contemplated by this Agreement, and specifically denotes any such Assumed Contract in respect of which the failure to obtain a novation or consent to assignment in connection with the Asset Purchase or any other transaction contemplated by this Agreement could reasonably be expected to materially and adversely affect Acquiror’s ability to operate the Purchased Assets and conduct the Business in the same manner as such Business was operated by any Seller prior to the Closing.

2.29 Arm’s Length Negotiations. The Purchase Price for the Purchased Assets and the Asset Purchase was proposed, negotiated and entered into by and among Sellers and Acquiror without collusion, in good faith and from arm’s length bargaining positions.

2.30 Representations Complete. None of the representations or warranties made by any Seller herein or in any exhibit or schedule hereto, including the Seller Disclosure Letter, or in any certificate furnished by any Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror represents and warrants to Sellers as follows:

3.1 Organization and Standing. Acquiror Parent is a corporation duly organized, validly existing and in good standing under the laws of Vermont. Acquiror Parent is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror Sub is not in violation of any of the provisions of its Memorandum or Articles of Association.

3.2 Authority; Noncontravention.

(a) Acquiror has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly executed and delivered by Acquiror and, assuming due execution and delivery by Parent and Sub, constitutes the valid and binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Articles of Incorporation or Bylaws of Acquiror, as amended to date, or (ii) any applicable Legal Requirement, except with respect to the foregoing clause (ii) where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquiror’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement.

(c) Other than with respect to procedures under the Israeli Companies Law, the execution and delivery of this Agreement by Acquiror does not, and the performance of this Agreement and the transactions contemplated hereby by Acquiror will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity with respect to Acquiror, or any other Person except for: (i) the OCS Approval, (ii) the Investment Center Approval, and (iii) receipt by Acquiror Sub of required permits for engagement in encryption pursuant to the Israeli Encryption Order.

3.3 Financing. Acquiror has, and will have available to it upon the Closing, sufficient funds to consummate the transactions contemplated by this Agreement.

3.4 Arm’s Length Negotiations. The Purchase Price for the Purchased Assets was proposed, negotiated and entered into by and between Sellers and Acquiror without collusion, in good faith and from arm’s length bargaining positions.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING

4.1 Conduct of Business of the Sellers. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing:

(a) each Seller shall conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);

(b) each Seller shall (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing (except, in each case, to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror);

(c) Parent shall promptly notify Acquiror in writing of any (a) event occurring subsequent to the Agreement Date that would render any representation or warranty of any Seller contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect, (b) breach of any covenant or obligation of any Seller pursuant to this Agreement or any Seller Ancillary Agreement, (c) change, occurrence or event that would cause any of the conditions set forth in Article VI to not be satisfied, or (d) or any Material Adverse Change with respect to any Seller, the Business or the Purchased Assets;

(d) Each Seller shall use its commercially reasonable efforts to assure that each of its Contracts (other than with Acquiror) entered into after the date hereof will not require the procurement of any consent, waiver or novation for the assignment thereof as an Assumed Contract hereunder, or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Asset Purchase, and shall give reasonable advance notice to Acquiror prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms; and

(e) Sellers shall maintain each of its leased premises in accordance with the terms of the applicable lease.

4.2 Restrictions on Conduct of Business of the Sellers. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, neither Seller shall do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquiror):

(a) Charter Documents. Cause or permit any amendments to its Articles of Association or Memorandum of Association or comparable governing documents, other than pursuant to the Charter Amendment;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

(c) Material Contracts. Enter into any Contract that would constitute a Material Contract or a Contract requiring a novation or consent in connection with assignment thereof as an Assumed Contract hereunder, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts, provided that Acquiror shall not unreasonably withhold its consent to either Seller entering into an agreement with an OEM, VAR, reseller or sales agent, or the amendment of any provision of any of such Seller’s agreements as of the Agreement Date with any OEM, VAR, reseller or sales agent (it being acknowledged and agreed by the parties hereto that it shall be reasonable for Acquiror to withhold such consent if any such Contract or amendment provides for (i) the grant of rights with respect to Seller products that are not commercially available as of the Agreement Date, (ii) the grant of any exclusive rights, (iii) non-termination by Seller for convenience upon more than ninety (90) days’ notice, (iv) the grant of distribution or selling rights to a third party that would conflict with Acquiror’s sales channel, or (v) the right of the OEM, VAR, reseller or sales agent to sell, or grant distribution or selling rights with respect to, Seller Products to any third party other than a direct end-user of such Seller Products);

(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue, any such shares or other convertible securities, other than: (i) the issuance of shares of Parent Capital Stock pursuant to the exercise of Parent Options or Parent Warrants; (ii) the issuance of Seller Ordinary Shares upon conversion of Parent Preferred Shares outstanding on the Agreement Date; (iii) the repurchase of any shares of Parent Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, and (iv) the issuance by Parent, in consultation with Acquiror, of up to 100,000 Parent Options to employees, consultants and directors of Sellers.

(e) Collective Bargaining Agreements. Enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

(f) Loans and Investments. Make any loans or advances (other than routine expense advances to employees of Sellers consistent with past practice) to, or any investments in or capital contributions to, any Person or form any Subsidiary (other than ordinary course funding to its existing Subsidiaries in order to fund operations in amounts consistent with past practice);

(g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Seller IP Rights (other than non-exclusive end-user licenses in connection with the sale of Seller Products in the ordinary course of business), or transfer or provide a copy of any Seller Source Code to any Person (including any current or former employee or consultant of any Seller or any contractor or commercial partner of such Seller) (other than providing access to Seller Source Code to current employees and consultants of any Seller involved in the development of the Seller Products on a need to know basis, consistent with past practices);

(h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of Seller Products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquiror’s business activities;

(i) [**] with respect to [**] (provided that [**] may only [**] in compliance with [**], and provided further that [**] with respect to [**] for the purpose of [**] so long as [**] with respect to [**] such customer, and [**] with respect to [**] with respect to [**]);

(j) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, other than sales and nonexclusive licenses of Seller Products in the ordinary course of business consistent with its past practice;

(k) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l) Leases. Enter into any operating lease involving payments in excess of $25,000 or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(m) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $50,000 in the aggregate;

(n) Termination or Waiver. Terminate or waive any right of substantial value;

(o) Pay Increases. Increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquiror and are set forth on Section 4.2(n) of the Seller Disclosure Letter), or add any new members to the board of directors of such Seller;

(p) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Acquiror prior to the filing of such a suit), or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute;

(q) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(r) Accounting. Change accounting methods or revalue any of its assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquiror;

(s) Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets other than statutory liens for unpaid Taxes not yet due;

(t) Sales. Sell any Seller Products to any VAR, OEM, reseller, distributor or other sales agent (each, a “Distributor”) unless such Distributor has an existing contractual commitment for the purchase from such Distributor of such Seller Product by an end-user;

(u) Warranties, Discounts. Materially change the manner in which it extends warranties, discounts or credits to customers;

(v) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or shareholder of Sellers (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the date hereof, would require that such Contract be listed on Section 2.21 of the Seller Disclosure Letter;

(w) Grants. Apply for, progress or obtain funds under any Grant, Grant application or approved schedule filed with any Governmental Entity; and

(x) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2, or any action which would reasonably be expected to make any of Sellers’ representations or warranties contained in this Agreement untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent any Seller from performing or cause any Seller not to perform one or more covenants required hereunder to be performed by such Seller (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

If either Seller desires to take any action which would be prohibited pursuant to Section 4.2 without the written consent of Acquiror, prior to taking such action such Seller may request such written consent by sending an electronic mail or facsimile to each of the individuals listed on Schedule 4.2 hereto. Acquiror shall use commercially reasonable efforts to deliver to such Seller either written consent or a denial notification as soon as reasonably practicable, and in any event within five business days, after Acquiror receives a written request by such Seller pursuant to this Section 4.2. If no such consent or denial is received by such Seller within five business days of its request in accordance with this Section 4.2, Acquiror shall be deemed to have granted its consent to such action(s) requested by such Seller.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Shareholder Approval and Board Recommendation

(a) Parent shall prepare, in consultation with Acquiror, a proxy statement relating to this Agreement and the transactions contemplated hereby (the “Proxy Statement”). Each of Parent and Acquiror shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement. The Proxy Statement shall constitute an information statement for solicitation of shareholder approval of the adoption of this Asset Purchase Agreement and the approval of the Asset Purchase and the Charter Amendment at the Parent General Meeting (as defined below) and shall include, amongst other disclosures, a description of the terms of the transaction, the Transaction Bonus Plan and any interests of the officers and directors of Parent in the transactions contemplated hereunder that differ from those of the shareholders of Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to Proxy Statement, Parent and Acquiror shall cooperate in delivering any such amendment or supplement to all the shareholders of Parent. The Proxy Statement shall include the unqualified recommendation of the Board of Directors of Parent in favor of adoption of this Agreement and approval of the Asset Purchase and the Charter Amendment and the conclusion of the Board of Directors of Parent that the terms and conditions of the Asset Purchase, the Charter Amendment and this Agreement are advisable and in the best interests of Parent and its securityholders. Anything to the contrary contained herein notwithstanding, Parent shall not include in the Proxy Statement any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion.

(b) Parent shall take all action necessary under all applicable Legal Requirements to send the Proxy Statement and hold a shareholders’ meeting to vote on the proposal to approve this Agreement, the Asset Purchase, the Charter Amendment and the other transactions contemplated by this Agreement (the “Parent General Meeting”). Subject to the notice requirements of the Israeli Companies Law and the rules and regulations promulgated thereunder and the Articles of Association of Parent, the Parent General Meeting shall be held (on a date selected by Parent and consented to by Acquiror, which consent shall not be unreasonably withheld) as promptly as practicable after the date hereof. Parent shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Asset Purchase, the Charter Amendment and the other transactions contemplated by this Agreement. Parent shall call, notice, convene, hold, conduct and solicit all proxies in connection with, the Parent General Meeting in compliance with all applicable Legal Requirements, including the Israeli Companies Law and the Articles of Association of Parent. Parent’s obligation to call, give notice of, convene and hold the Parent General Meeting in accordance with this Section 5.1 shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Parent of any Acquisition Proposal. Parent shall exercise commercially reasonable efforts to obtain the approval of each Parent Shareholder not listed in Exhibit B-1 with respect to this Agreement, the Asset Purchase, the Charter Amendment and the other transactions contemplated by this Agreement at the Parent General Meeting.

(c) (i) Parent’s Board of Directors shall recommend that Parent’s shareholders vote in favor of the approval of the Asset Purchase, the Charter Amendment and the adoption of this Agreement; (ii) any information statement or other disclosure document distributed to Parent Shareholders in connection with this transaction shall include a statement to the effect that Parent’s Board of Directors has recommended that Parent’s shareholders vote in favor of the approval of the Asset Purchase, the Charter Amendment and the adoption of this Agreement; and (iii) neither Parent’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquiror, the recommendation of Parent’s Board of Directors that Parent’s shareholders vote in favor of the approval of Asset Purchase, the Charter Amendment and the adoption of this Agreement.

5.2 No Solicitation.

(a) From and after the Agreement Date until the Closing or termination of this Agreement pursuant to Article VII, neither Seller will, nor will any of them authorize or permit any of their respective officers, directors, affiliates, shareholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Seller Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, or knowingly facilitate, the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, memorandum of understanding or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) submit any Acquisition Proposal to the vote of any securityholders of either Seller. Each Seller will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Seller Representative, whether in his or her capacity as such or in any other capacity, takes any action that any Seller is obligated pursuant to this Section 5.2 to cause such Seller Representative not to take, then such Seller shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

“Acquisition Proposal” shall mean, with respect to any Seller, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquiror), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from such Seller, or from the shareholders of such Seller, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of such Seller or any merger, consolidation, business combination or similar transaction involving such Seller; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of such Seller in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of such Seller, or any extraordinary dividend, whether of cash or other property.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

(b) Each Seller shall immediately notify Acquiror orally and in writing after receipt by such Seller (or, to the knowledge of such Seller, by any of the Seller Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (iii) any request for nonpublic information relating to such Seller or for access to any of the properties, books or records of such Seller by any Person or Persons other than Acquiror that could reasonably be expected to lead to an Acquisition Proposal or in connection with an Acquisition Proposal. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. Each Seller shall keep Acquiror fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquiror a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. Each Seller shall provide Acquiror with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board of Directors of such Seller) of any meeting of the Board of Directors of such Seller at which the Board of Directors of the Seller is reasonably expected to discuss any Acquisition Proposal.

5.3 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquiror and Parent have previously executed a confidentiality agreement dated November 15, 2002 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.

(b) Neither Seller shall, and each Seller shall cause each Seller Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquiror’s name or refer to Acquiror directly or indirectly in connection with Acquiror’s relationship with either Seller in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquiror, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure) and except as reasonably necessary for each Seller to obtain the consents and approvals of Parent Shareholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquiror may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquiror may, in its reasonable discretion, determine, provided that any such press releases issued prior to the Closing shall be subject to the prior approval of Parent, whose approval shall not be unreasonably withheld or delayed.

5.4 Regulatory Approvals.

(a) Each Seller shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required to the OCS or the Israeli Investment Center) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether federal, state, local or foreign, which may be reasonably required, or which Acquiror may reasonably request for the consummation of the Asset Purchase (including the OCS Approval and the consent of the Investment

Center in connection with the consummation of the Asset Purchase). Each Seller shall use commercially reasonable efforts to obtain, and to cooperate with Acquiror to promptly obtain, all such authorizations, approvals and consents and shall pay any associated filing fees payable by such Seller with respect to such authorizations, approvals and consents. Parent shall consult in advance and reasonably co-operate with Acquiror regarding all communications with the OCS. Each Seller shall promptly inform Acquiror of any material communication between such Seller and any Governmental Entity regarding any of the transactions contemplated hereby. If a Seller or any affiliate of such Seller receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then such Seller shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each Seller shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Acquiror.

(b) Acquiror shall promptly execute and file, or join in the execution and filing of, any application, notification (including any notification or provision of information, if any, that may be required to the OCS or Israeli Investment Center) or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether foreign, federal, state, local or municipal, which may be reasonably required in connection with the consummation of the Asset Purchase and the other transactions contemplated by this Agreement (including the OCS Approval and the consent of the Investment Center in connection with the consummation of the Asset Purchase). Acquiror and Sellers shall use all reasonable efforts to obtain, as promptly as practicable after the date of this Agreement, the following consents and approvals, and any other consents and approvals that may be required pursuant to Israeli legal requirements in connection with the Asset Purchase: (i) the OCS Approval; and (ii) the Investment Center Approval. In this connection Acquiror shall provide to the OCS and the Investment Center any information, and shall execute any undertakings, customarily requested by such authorities as a condition to the OCS Approval or Investment Center Approval. Acquiror shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents for the Asset Purchase and shall pay any associated filing fees payable by Acquiror with respect to such authorizations, approvals and consents. Acquiror shall promptly inform Parent of any material communication between Acquiror and any Governmental Entity regarding any of the transactions contemplated hereby. If Acquiror or any affiliate of Acquiror receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Acquiror shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Acquiror shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of Parent.

(c) Notwithstanding anything in this Agreement to the contrary, if any consents and approvals that may be required pursuant to Israeli legal requirements in connection with the consummation of the Asset Purchase contain conditions that are not acceptable to Acquiror, or if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as may violate any Antitrust Laws, it is expressly understood and agreed that: (i) Acquiror shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquiror shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquiror or any of its affiliates or any Purchased Assets, (2) the imposition of any limitation or regulation on the ability of Acquiror or any of its affiliates to freely conduct their business or own such assets, or (3) the holding separate of the Purchased Assets or any limitation or regulation on the ability of Acquiror or any of its affiliates to exercise full rights of ownership with respect to the Purchased Assets (any of the foregoing, an “Antitrust Restraint”) (provided that any customary and standard forms of undertaking or right and obligation transfer declaration required to be given by Acquiror Sub with respect to compliance with the OCS Law for the purpose of obtaining the OCS Approval shall be deemed a condition that is acceptable to Acquiror and shall not constitute an Antitrust Restraint hereunder).

5.5 Reasonable Efforts. Subject to the limitations set forth in Section 5.4, each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Asset Purchase and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article VI, and including the execution and delivery of such other instruments and the performance of such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Asset Purchase and the other transactions contemplated hereby.

5.6 Third Party Consents; Notices.

(a) Each Seller shall use its commercially reasonable efforts to obtain as promptly as possible, and deliver to Acquiror at or prior to the Closing, all consents, waivers and approvals from third parties necessary to effect the assignment and transfer to Acquiror of good and marketable title to all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances, including all consents, waiver and approvals under each Contract, if any, listed or described on Section 2.3(b) and Section 2.3(c) of the Seller Disclosure Letter.

(b) Each Seller shall give all notices and other information required to be given to the employees of such Seller, any collective bargaining unit representing any group of employees of such Seller, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.7 Litigation. Each Seller will (i) notify Acquiror in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Entity or arbitrator initiated by or against it, or known by such Seller to be threatened against such Seller or any of its directors, officers, employees or shareholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquiror of ongoing material developments in any New Litigation Claim, and (iii) consult in good faith with Acquiror regarding the conduct of the defense of any New Litigation Claim.

5.8 Access to Information.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement and the Closing, (i) each Seller shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during business hours to (A) all of each Seller’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of each Seller as Acquiror may reasonably request, and (ii) each Seller shall provide to Acquiror and its accountants, counsel and other representatives true, correct and complete copies of such Seller’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which such Seller has been a party, and (D) receipts for any Taxes paid to Tax Authorities.

(b) Subject to compliance with applicable Legal Requirements, from the date hereof until the earlier of the termination of this Agreement and the Closing, each Seller shall confer from time to time as requested by Acquiror with one or more representatives of Acquiror to discuss any material changes or developments in the operational matters of such Seller and the general status of the ongoing operations of such Seller.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Asset Purchase.

5.9 Expenses. Whether or not the Asset Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense. Any Seller Transaction Expenses paid by Acquiror are collectively referred to as “Indemnifiable Transaction Expenses” and shall constitute Indemnifiable Damages for purposes of Article VIII without regard to the Threshold. Notwithstanding the foregoing, the parties acknowledge and agree that Acquiror shall have no obligation to pay any Seller Transaction Expenses.

5.10 Employees and Contractors.

(a) In connection with the transactions contemplated by this Agreement, Sellers shall consult and cooperate with Acquiror in identifying the employees and contractors of Sellers that Acquiror may wish to hire. Immediately following execution of this Agreement, Acquiror shall have the right to contact such employees and contractors for purposes of interviewing such employees and making offers of employment or consultancy with Acquiror or a subsidiary of Acquiror providing for a base salary not less than the base salary each is receiving prior to the execution of this Agreement (in each case such offer of employment or consultancy being contingent upon the Closing Date).

(b) Effective as of the Closing Date, each employee and contractor of Sellers who accepts an offer of employment or consultancy with Acquiror (or a subsidiary of Acquiror) shall have his or her employment or consultancy with Sellers terminate as of the Closing Date. Each Seller agrees to use its commercially reasonable efforts to (i) retain its employees and contractors as of the Agreement Date (or contractors if such individual is a current consultant to the Sellers) through the Closing Date, and (ii) assist Acquiror in securing the employment or engagement of such employees and contractors on the Closing Date. Each Seller shall immediately on the Closing Date dismiss any of the employees identified for retention by the Acquiror at the Closing Date, or as soon as practicable subsequent to Closing, to the extent required by Legal Requirements (for example, due to pregnancy or reserve duty). Each Seller shall make payments to all employees to be retained by the Acquiror for all amounts payable for their employment by each Seller and the termination thereof, to include, without limitation, by way of compensation as required by law or by their employment agreements, or as are in accordance with its normal policy or practice, whichever are higher.

(c) Each Seller employee or contractor who is employed or engaged by Sellers on the Closing Date and who is offered, accepts and commences employment or a consultancy with the Acquiror (or a subsidiary of Acquiror) (each a “Transferred Individual”) shall execute and deliver such documents as Acquiror may reasonably require in connection with the commencement of employment or consulting services, including, without limitation, an employment agreement, consulting agreement, offer letter, nondisclosure and invention assignment agreement and any other documents that may be required by applicable Legal Requirements. Without prejudice to the generality of the above, a term of employment with the Acquiror shall be a signed declaration, on a document supplied by the Acquiror’s lawyers, by each of the employees accepting employment with the Acquiror that he/she has (a) received all salaries and other benefits to which he/she is entitled from Sellers; (b) received all severance and other payments payable pursuant to law and each Seller’s current practices; and (c) has waived to the fullest extent permitted by applicable law all claims in relation to the above against both Sellers and the

Acquiror. Each Seller hereby consents to the hiring of such employees and contractors by Acquiror and waives, with respect to the employment or engagement by Acquiror of such employee or contractor, any claims or rights such Seller may have against Acquiror or any such employee or contractor under any non-competition, confidentiality or employment agreement or consulting agreement to the extent such employees or contractors will perform services for Acquiror (or a subsidiary of Acquiror).

(d) Each Seller shall be responsible for any withholding or employment taxes with respect to any of the Transferred Individuals that accrue or become payable during the period of such person’s employment or service with such Seller or arise out of the termination of such person’s employment or service with such Seller. Each Seller shall be responsible for filing all employment Tax returns with respect to such Transferred Individuals attributable to periods of employment or service with such Seller.

(e) Each Seller shall be liable for and obligated to pay and indemnify and hold Acquiror and its Affiliates harmless from any and all damages, expenses, claims, Contracts, suits, and other Liabilities of any nature whatsoever, directly or indirectly, with respect to: (i) any of such Seller’s obligations under this Section 5.10; (ii) the employment or termination of employment by such Seller of any current or future employee or contractor of such Seller, including without limitation Transferred Individuals, whether in connection with the transactions contemplated hereby or otherwise; (iii) any claims of discrimination under applicable Legal Requirements provided such claims arise from such employee’s employment or service with, or termination by, such Seller; (iv) any other Liabilities arising out of the terms and conditions of employment (including under any employment agreement with such Seller) of any person by such Seller, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay, wrongful termination or otherwise; (v) any duties or Liabilities of such Seller or administrators under any existing or future Employee Plans or any employment agreement of such Seller or other employee benefit plans of such Seller or under WARN or FSLA with respect to any actions taken by such Seller or COBRA; (vi) any present or future Liabilities of such Seller to existing or future employees of such Seller, whether or not specifically described in this Section 5.10, or (vii) any claim by an employee arising from a failure or omission by either Seller to calculate and pay any of the liabilities referred to in this Section 5.10. Each Seller shall be responsible for and pay any liability for severance payments to any employee of Seller, including Transferred Individuals, that accrues or becomes payable during the period of such employee’s employment or service with such Seller or arise out of the termination of such person’s employment with such Seller, including all statutory severance pay to its Israeli employees pursuant to the Severance Pay Law (5723-1963) of Israel.

(f) Each Seller shall pay to the Transferred Individuals employed by it any Liability for accrued vacation, sick leave or similar benefits with respect to such Transferred Individual attributable to periods of employment or service of such Transferred Individual with such Seller and shall make such payment within the statutory time period therefor but in no event later than ten days after such Transferred Individual’s employment with such Seller is terminated.

(g) Subject to any applicable terms of the employment agreements referenced in Recital D hereto, the parties hereby acknowledge that Acquiror is under no obligation to employ any current or future employee or contractor of either Seller (including but not limited to any employee, officer, consultant or contractor hired by Seller during the period between the Agreement Date and the Closing Date). Further, nothing in this Agreement shall confer any rights or remedies on any of Sellers’ employees or contractors and no person shall be a third party beneficiary with respect to any provision in this Section 5.10.

(h) Sellers hereby agree not to take any action to terminate, rescind, modify or amend the Transaction Bonus Plan in any respect.

5.11 Termination of Financing Statements. The Seller shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in the Purchased Assets that have not yet expired and (ii) all Encumbrances other than Permitted Encumbrances on the Purchased Assets shall be released prior to or simultaneously with the Closing.

5.12 COBRA and Cal-COBRA. As soon as practicable, but in no event later than ten (10) days following the Closing, Seller shall provide Acquiror with the name, mailing address and date of termination for each COBRA or Cal-COBRA “qualified M&A beneficiary” (as such term is defined in under COBRA and Cal-COBRA) of Seller who is currently receiving COBRA or Cal-COBRA continuation coverage, currently has a right to elect COBRA or Cal-COBRA continuation coverage or may become entitled to continuation of health coverage benefits under COBRA following the Closing.

5.13 Payment of Taxes; Tax Clearance Certificate. Seller shall, to the extent that failure to do so could adversely affect or result in any Encumbrance on the Purchased Assets or otherwise result in Acquiror having any liability for payment of any amount, except in each case for Permitted Encumbrances, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all material respects, (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Purchased Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date, and (iii) pay all Seller Transfer Taxes.

5.14 Noncompetition. As a material inducement and consideration for Acquiror to enter into this Agreement, each Seller agrees that from and after and subject to the occurrence of, the Closing until the earlier of (i) the dissolution of such Seller, or (ii) four years following the Closing Date (the “Noncompetition Period”), such Seller shall not, within any jurisdiction in the world, own, operate, advise, assist or lend funds to or invest funds in any Person in any manner that would aid or assist any Person to compete, in any material respect, with the Business or any substantially similar business (the “Restricted Business”). During the Noncompetition Period, each Seller further agrees not to, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship between Acquiror or any of its Affiliates and any third party, including any customer, collaborator, supplier or employee of Acquiror or any of its Affiliates, with respect to the Restricted Business. The parties hereto agree that the duration and geographic scope of the noncompetition provisions set forth in this Section are reasonable. If any covenant in this Section is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other Governmental Entity, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon the activities of Seller that are no greater than allowable under then applicable laws.

5.15 Contract Terminations. Each Seller shall terminate those Contracts of such Seller listed on Schedule 5.15 hereto effective as of the Closing. Prior to terminating any other Contract identified on the Seller Disclosure Letter, Seller shall provide Acquiror with reasonable advance notice of Seller’s intent to terminate any such Contract in order to allow Acquiror, in its sole discretion, the opportunity to assume such Contract. The Seller shall deliver evidence of such terminations to Acquiror at or prior to the Closing.

5.16 Amendment of Articles of Association. As soon as practicable after the Agreement Date, Parent shall cause its Articles of Association to be amended through the approval and filing of Charter Amendment.

5.17 [Reserved].

5.18 [Reserved].

5.19 Interim Financial Statements; Closing Financial Certificate.

(a) Sellers shall prepare and deliver to Acquiror by April 30, 2005 a consolidated balance sheet of Sellers prepared in accordance with GAAP as of March 31, 2005 (the “March Balance Sheet”). Sellers shall prepare and deliver to Acquiror, within ten (10) days after the last day of each month subsequent to March 2005 that elapses prior to Closing, Sellers’ internal management reports, in substantially the form attached hereto as Schedule 5.19, with respect to Sellers’ bookings, revenues, collections, cash balance and estimated profit and loss for each such monthly period.

(b) Sellers shall prepare and deliver to Acquiror, one (1) business day prior to the Closing, (a) an estimated consolidated balance sheet of Sellers prepared in accordance with GAAP as of the Closing Date (the “Closing Balance Sheet”) and (b) a statement prepared by Parent dated as of the Closing Date (the “Estimated Asset/Liability Determination”), attaching Parent’s good faith estimate of (i) a list of the Assumed Current Liabilities, including with respect thereto the name of each payee, the amount payable to such payee and the number of days that such Assumed Current Liability has been outstanding; (ii) the amount of Cash Assets to be transferred to Acquiror at the Closing as Assigned Current Assets pursuant to Section 1.2(v); (iii) a list of the Accounts Receivable to be assigned to Acquiror at the Closing as Assigned Current Assets pursuant to Section 1.2(v), including with respect thereto the name of each debtor, the amount payable by such debtor and the number of days that such Account Receivable has been outstanding, and (iv) the Working Capital Reduction, if any. The presentation of the Closing Balance Sheet shall be made according to the line items for assets and liabilities as are set forth on the balance sheet of Parent dated December 31, 2004 contained in the Financial Statements. The Closing Balance Sheet and the Estimated Asset/Liability Determination shall be accompanied by such supporting documentation, information and calculations as necessary to verify and determine the amount of the assets and liabilities reflected thereon.

5.20 Confirmatory Assignment Agreements. A Confirmatory Assignment Agreement, in substantially the form attached as Exhibit I (collectively, the “Confirmatory Assignment Agreements”), shall have been executed and delivered by Parent or Sub, as applicable, and each of the individuals set forth on Schedule 5.20.

5.21 Satisfaction of Outstanding Liabilities and Dissolution of Sellers.

(a) After the Closing, neither Seller shall take any action or omit to take any action that would or would be reasonably likely to result in such Seller incurring any material obligation or liability. As soon as practicable after the Closing, each Seller shall satisfy all of its outstanding Liabilities (including, without limitation, the termination of all Contracts of such Seller and (i) the return or destruction of all Confidential Information as required by any such Contract and (ii) the return of all evaluation Seller Products or other Purchased Assets in the possession of third parties) and shall subsequently dissolve in accordance with all applicable laws, such Seller’s charter and other governing documents (the “Dissolution”). Following the Closing and prior to completion of the Dissolution, Seller shall deliver or shall cause to be delivered to Acquiror (i) all Confidential Information returned to Seller under terminated Contracts, and (ii) all evaluation Seller Products and other Purchased Assets in the possession of third parties at Closing. As part of the Dissolution, Parent shall distribute the remaining assets of Parent to the Parent Shareholders in accordance with the liquidation preference provisions of Parent’s Articles of Association, as modified by the Charter Amendment, provided however that, notwithstanding anything herein to the contrary, Parent shall not distribute or otherwise pay out a portion of the amount of the Purchase Price paid to Sellers at the Closing equal to $12,025,000 (the “Restricted Amount”) prior to the date that is six months following the Closing Date and shall retain at all times following any distribution during such period an amount of cash (in addition to the Restricted Amount) in an aggregate amount sufficient to discharge all outstanding Liabilities of Sellers.

(b) Following the Closing, Acquiror shall make available to Sellers those Transferred Individuals listed on Schedule 5.21 hereto (the “Seller Finance Employees”) to assist Sellers in preparing tax returns, paying payables, resolving disputes and otherwise assisting with the dissolution of Sellers as and when requested by Parent for a period of up to six months following the Closing (provided such Seller Finance Employees remain employed with Acquiror during such period), subject to such Seller Finance Employees being first available as reasonably needed by Acquiror to perform work for Acquiror that is of material importance to, or accorded high priority by, Acquiror. The services of each Seller Finance Employee shall be provided to Sellers at an hourly rate of $100 which amount shall be payable to Acquiror for each hour of work performed by such Seller Finance Employee for Sellers pursuant to this Section 5.21(b). Acquiror shall cause each Seller Finance Employee to record the number of hours of work per day performed by such Seller Finance Employee for Sellers and shall invoice Parent for such services on a monthly basis.

5.22 Post-Closing Audits and Governmental Inquiries. Each Seller shall be responsible for responding to any audits, compliance reviews or other government inquiries or actions related to the conduct of the Business prior to and through the Closing Date.

5.23 No Post-Closing Retention of Copies. Immediately after the Closing, Sellers shall deliver to Acquiror or destroy copies of Purchased Assets in Sellers’ possession that are in addition to copies delivered to Acquiror as part of the transfer, whether such copies are in paper form, on computer media or stored in another form. Notwithstanding the foregoing, Parent may retain, on a confidential basis, one copy of the business, accounting and financial records and analyses pertaining to the operation of the Business solely for Parent’s use with respect to accounting, financial reporting or tax reporting purposes. In the event that either Seller intends to share all or a portion of such records with a third party (other than Sellers’ attorneys, accountants or other advisors, and except in cases where disclosure is required by law, in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure required by law), such Seller shall obtain written consent from Acquiror, which consent shall not be unreasonably withheld.

5.24 Use of Names. From and after the Closing Date, each Seller shall cease to use the trademark “RealTime Image”, “iPACS”, “Pixels-On-Demand” or any similar name. Each Seller shall cause its corporate name to be changed to a name that does not include any of the foregoing as promptly as practicable following the Closing.

5.25 Survival of Covenants. Each of the covenants set forth in this Article 5 shall survive the Closing.

5.26 Allocation of Purchased Assets. Between the Agreement Date and the Closing Date, Acquiror shall have the right to determine which of the Purchased Assets will be purchased by each of Acquiror Parent, Acquiror Sub or any other directly or indirectly controlled subsidiary of Acquiror that is designated to acquire such assets by Acquiror, and which of the Assumed Liabilities will be assumed by each of Acquiror Parent, Acquiror Sub or any other directly or indirectly controlled subsidiary of Acquiror designated by Acquiror. Upon making any such determination with respect to any of the Purchased Assets or Assumed Liabilities, Acquiror shall provide Parent with written notice of such determination, which shall be binding on Sellers. The form of the Bill of Sale and the Assignment and Assumption Agreement to be executed and delivered at Closing shall be revised appropriately to reflect the allocations described above. Nothwithstanding the foregoing, all OCS funded Intellectual Property shall be acquired by the Acquiror Sub. For the sake of clarity, OCS funded Intellectual Property means in this Agreement the development of the “iPACS Ortho” product and all Intellectual Property related to such development.

5.27 Accounts Receivable. After the Closing, each Seller will promptly deliver to Acquiror any payments received from third parties in connection with Accounts Receivable that constitute Assigned Current Assets. Until the earlier of twelve (12) months after the Closing or the Dissolution, each Seller will assist Acquiror, upon Acquiror’s reasonable request, with Acquiror’s efforts to collect payments due on any of the Accounts Receivable that constitute Assigned Current Assets and with any transition issues that arise regarding customers of the Business. For a period of three (3) months following the Closing Date, Acquiror shall make the Transferred Individuals available to provide reasonable assistance to Sellers to collect amounts due with respect to trade accounts receivable of Sellers that are Excluded Assets hereunder (the “Retained Receivables”) (without the necessity of (i) resorting to litigation, arbitration or mediation, (ii) providing any incentives to account debtors, financial or otherwise, or (iii) taking actions to penalize account debtors for failure to pay such Retained Receivables). Parent shall pay Acquiror an amount equal to 15% of the total amount collected with respect to each such Retained Receivable. Acquiror will promptly deliver to Parent any payments received from third parties in connection with Retained Receivables (after deducting 15% of any such payment which deducted amount shall be retained by Acquiror). Rights to accounts receivable of Sellers that constitute Assigned Current Assets that are not collected by Acquiror within four (4) months following the Closing and for which Acquiror is indemnified pursuant to Section 8.5 below shall be re-assigned by Acquiror to Parent upon Acquiror’s receipt of the Indemnifiable Damages related thereto.

5.28 List of Inventory held by Channel Partners. Sellers shall use reasonable best efforts to prepare a list of the inventory of Seller Products held by value-added resellers, resellers, OEMs, distributors and sales agents of Sellers for re-sale to end-users as of the Closing, which list shall be delivered to Acquiror by Sellers three (3) business days prior to the Closing.

ARTICLE VI

CONDITIONS TO THE ASSET PURCHASE

6.1 Conditions to Obligations of Each Party to Effect the Asset Purchase. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Parent Shareholder Approval. The Charter Amendment and the Asset Purchase shall have been duly and validly approved and shall not have been rescinded and this Agreement shall have been duly and validly adopted, as required by the Legal Requirements of Israel, and the Parent’s Charter Documents, each as in effect on the date of such approval and adoption, by the requisite approval of the Parent Shareholders.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Asset Purchase shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Asset Purchase, which makes the consummation of the Asset Purchase illegal.

(c) Governmental Approvals. Acquiror and Sellers shall have timely obtained from each Governmental Entity all approvals, clearances, waivers and consents, if any, necessary for consummation of the Asset Purchase without any condition or requirement requiring or calling for the disposition or divestiture of any product or other asset of Sellers by Acquiror or any Seller or for the imposition of any other Antitrust Restraint.

6.2 Additional Conditions to Obligations of the Seller. The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Sellers and may be waived by Parent in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Parent shall have received each of the agreements, instruments and other documents set forth in Section 1.10(a).

6.3 Additional Conditions to the Obligations of Acquiror. The obligations of Acquiror to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquiror and may be waived by Acquiror in writing in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. The representations and warranties of Sellers in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Sellers shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Sellers at or prior to the Closing.

(b) Receipt of Closing Deliveries. Acquiror shall have received each of the agreements, instruments and other documents set forth in Section 1.10(b); provided, however, that such receipt shall not be deemed to be an agreement by Acquiror that the Closing Financial Certificate or any of the other agreements, instruments or documents set forth in Section 1.4(b) is accurate and shall not diminish Acquiror’s remedies hereunder if any of the foregoing documents is not accurate.

(c) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Acquiror’s ownership, conduct or operation of the Business, following the Closing shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking any of the foregoing or any other Antitrust Restraint.

(d) Third Party Consents. Seller shall have obtained and delivered to Acquiror duly executed copies of all consents, waivers and approvals from third parties necessary to effect the assignment and transfer to Acquiror of good and marketable title to all of the Purchased Assets set forth on Schedule 1.10(b)(xi) free and clear of all Encumbrances other than Permitted Encumbrances.

(e) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to any Seller.

(f) No Encumbrances. All Encumbrances with respect to the Purchased Assets shall have been released other than Permitted Encumbrances.

(g) Employees. (i) The Founder and each employee set forth on Schedule 6.3(g)-1 shall have remained continuously employed with Sellers from the date of this Agreement through the Closing and shall have signed each of the documents referred to in Recital D, and no action shall have been taken by any such individual to rescind any such document; (ii) each employee set forth on Schedule 6.3(g)-2 shall have remained continuously employed with Sellers from the date of this Agreement through the Closing and shall have signed employment agreements or employment offer letters with Acquiror substantially in the form of the documents attached hereto as Schedule 6.3(g), and no action shall have been taken by any such individual to rescind any such document; and (iii) no fewer than 75% of the individuals set forth on Schedule 6.3(g)-3 shall have remained continuously employed with the Seller from the date of this Agreement through the Closing and shall have signed employment agreements or employment offer letters with Acquiror substantially in the form of the documents attached hereto under Schedule 6.3(g), and no action shall have been taken by any such individual to rescind any such document.

(h) Israeli Government Entity Approvals. All Israeli Governmental Entity approvals required pursuant to Israeli legal requirements for the consummation of the Asset Purchase shall have been obtained, including, without limitation, the OCS Approval and the Investment Center Approval, in all cases with conditions satisfactory to Acquiror (provided that any reasonable conditions for the encryption permits referred to in Section 3.2(c) and any customary and standard forms of undertaking or right and obligation transfer declaration required to be given by Acquiror Sub with respect to compliance with the OCS Law for the purpose of obtaining the OCS Approval shall be deemed a condition that is satisfactory to Acquiror);

(i) Discharge of Debt. All Debt shall have been discharged by each Seller prior to Closing.

(j) Transaction Bonus Plan. The Transaction Bonus Plan shall not have been terminated, rescinded, modified or amended.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Asset Purchase abandoned by authorized action taken by the terminating party, whether before or after the Seller Shareholder Approval:

(a) by mutual written consent duly authorized by Parent’s Board of Directors and the Board of Directors of Acquiror (or a duly authorized committee thereof);

(b) by either Acquiror or Parent, if the Closing shall not have occurred on or before July 31, 2005 or such other date that Acquiror and Parent may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this clause (b) of Section 7.1 shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either Acquiror or Parent, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the Asset Purchase shall have become final and nonappealable;

(d) by Acquiror, if (i) any Seller shall have breached any representation, warranty, covenant or agreement contained herein and (A) such breach shall not have been cured within ten (10) Business Days after receipt by such Seller of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured within the timeframe in clause (A) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, (ii) any Seller shall have breached Section 5.1 or Section 5.2, or (iii) there shall have been a Material Adverse Effect with respect to any Seller or with respect to the Business or the Purchased Assets which Material Adverse Effect has not been cured within ten (10) Business Days after receipt by such Seller of written notice of such Material Adverse Effect (provided, however, that no such cure period shall be available or applicable to any such Material Adverse Effect which by its nature cannot be cured); or

(e) by Parent, if Acquiror shall have breached any representation, warranty, covenant or agreement contained herein and (i) such breach shall not have been cured within ten (10) Business Days after receipt by Acquiror of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured within the timeframe in clause (i) above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror, any Seller or their respective officers, directors, shareholders or affiliates; provided, however, that (a) the provisions of this Section 7.2 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any intentional breach of any of such party’s representations, warranties or covenants contained herein. In addition, for a period of one year thereafter, neither Sellers nor Acquiror shall directly or indirectly, without the express prior written consent of the other party, solicit for employment any employee, consultant or contractor of the other party, provided however that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of the other party. Acquiror hereby acknowledges that, except as provided in this Agreement in connection with the transactions contemplated by this Agreement, Acquiror has no intention as of the date hereof of hiring any employee of either Seller and Acquiror. In the event that this Agreement is terminated in accordance with the provisions of this Article VII, Acquiror agrees to use commercially reasonable efforts not to hire any employee of Sellers during the period from the date of such termination through December 31, 2005 (to the extent such restriction is permitted under applicable law).

7.3 Amendment. Subject to the provisions of applicable Legal Requirements and Section 8.7, the parties hereto may amend this Agreement by authorized action at any time before or after the Seller Shareholder Approval pursuant to an instrument in writing signed on behalf of each of the parties hereto (provided that after such approval, no amendment shall be made which by law required further approval by such shareholders without such further shareholder approval). To the extent permitted by applicable Legal Requirements, Acquiror and the Shareholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquiror and the Shareholders’ Agent.

7.4 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Shareholders’ Agent and Acquiror may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Shareholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

ESCROW FUND AND INDEMNIFICATION

8.1 Escrow Fund. The Escrow Cash shall be deposited with the Escrow Agent pursuant to Section 1.11. The Escrow Cash, together with any interest that may be earned thereon (collectively the “Escrow Fund”) shall be available to compensate Acquiror (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for 80.83% of any Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of Sellers. The Escrow Fund shall be beneficially owned by the Sellers on whose behalf such Escrow Cash was deposited in the Escrow Fund.

8.2 Indemnification. Subject to the limitations set forth in this Article VIII, Sellers shall indemnify and hold harmless Acquiror and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquiror within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, arising from assessments, Taxes, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) (collectively, “Indemnifiable Damages”), directly or indirectly arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by any Seller in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter) to be true and correct as of the Agreement Date and as of the Closing Date (as though such representation or warranty were made as of the Closing Date, except in the case of representations and warranties which by their terms speak only as of a specific date or dates), (ii) any failure of any certification, representation or warranty made by any Seller in any certificate delivered to Acquiror pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to Acquiror, (iii) any breach of or default in connection with any of the covenants or agreements made by any Seller in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter), (iv) any Excluded Liabilities, (v) any Indemnifiable Transaction Expenses, (vi) any Seller Transfer Taxes, (vii) the amount of any Account Receivable of either Seller that is assigned to Acquiror as part of the Assigned Current Assets and that is not collected by Acquiror within four months following the Closing; and/or (viii) any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby. In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard or qualification contained in such representation or warranty shall be disregarded.

8.3 Indemnifiable Damage Threshold; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified Person may make a claim for any cash from the Escrow Fund in respect of any claim for indemnification that is made pursuant to clauses (i) and (ii) of the first sentence of Section 8.2 (and that does not involve fraud, willful breach or intentional misrepresentation by any Seller), unless and until Indemnifiable Damages in an aggregate amount greater than $150,000 (the “Threshold”) have been incurred, paid or accrued, in which case the Indemnified Person may make claims for indemnification and may receive cash from the Escrow Fund for 80.83% of all Indemnifiable Damages (including the amount of the Threshold) and the Threshold shall not apply to any Indemnifiable Damages identified in subsequent claims.

(b) If the Asset Purchase is consummated, recovery from the Escrow Fund and the forfeiture of portions of retention bonuses payable pursuant to the indemnity provisions of the Employment, Noncompetition and Nondisclosure Agreements entered into between Acquiror and certain Transferred Individuals listed on Schedule 8.3(b) hereto (the “Key Employment Agreements”) shall be the sole and exclusive remedies under or related to this Agreement for the matters listed in clauses (i) and (ii) of the first sentence of Section 8.2, except in the case of fraud, willful breach or intentional misrepresentation by any Seller. In the case of any other Indemnifiable Damages hereunder, the liability of Sellers shall be limited to the amount of the Purchase Price except in the case of fraud, willful breach or intentional misrepresentation by any Seller. Except for obligations pursuant to the Voting Agreements or the employment agreements contemplated by Section 6.3(g) or as a result of fraud by such Closing Holder, no Closing Holder shall have any liability or obligation to Acquiror in connection with this Agreement and the transactions contemplated herein.

8.4 Period for Claims Against Escrow Fund; Early Release Date.

(a) The period during which claims for Indemnifiable Damages may be made against the Escrow Fund shall commence at the Closing and terminate on the date that is 18 months following the Closing Date (the “Escrow Period”). Notwithstanding anything contained herein to the contrary, a portion of the Escrow Fund at the conclusion of the Escrow Period in an amount not to exceed 80.83% of any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Officer’s Certificate(s) (as defined in Section 8.5) delivered to the Shareholders’ Agent prior to expiration of the Escrow Period shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. The remainder of the Escrow Fund, if any, shall be paid to Parent, or if the Dissolution has occurred, to the Liquidator (as defined in Section 8.4(b) below) or, if there is no such Liquidator, to the Shareholders’ Agent for distribution to Parent’s shareholders in accordance with applicable Legal Requirements.

(b) Promptly following the expiration of six months following the Closing (the “Early Release Date”), an amount of the Escrow Fund (the “Escrow Reduction Amount”) equal to (a) $808,333 minus (b) the sum of (i) any amount paid prior to the Early Release Date by the Escrow Agent to Acquiror from the Escrow Fund with respect to claims for Indemnifiable Damages pursuant to the terms of this Agreement, (ii) 80.83% of the amount, if any, that is set forth in the memorandum contemplated by Section 8.6(a) or is otherwise determined pursuant to the provisions of Section 8.6 to be payable to the Indemnified Persons, that has not been paid by the Escrow Agent to Acquiror as of the Early Release Date, and (iii) 80.83% of the amount claimed in any Officer’s Certificate(s) with respect to claims for Indemnifiable Damages that have not been resolved or satisfied pursuant to the terms of this Agreement as of the Early Release Date (such sum, the “Existing Claimed Amount”), shall be released by the Escrow Agent from escrow, together with the amount of interest accrued on such Escrow Reduction Amount through the Early Release Date, and paid to Parent (or if the Dissolution has occurred, to the liquidator or other duly appointed representative of Parent charged with the Dissolution of Parent (the “Liquidator”) for distribution to Parent’s creditors and/or to Parent’s shareholders in accordance with the Charter Documents, or, if there is no Liquidator, to the Shareholders’ Agent for distribution to Parent’s shareholders in accordance with applicable Legal Requirements). In the event that the Existing Claimed Amount equals or exceeds $808,333 as of the Early Release Date, no amount of the Escrow Fund shall be released to Parent on the Early Release Date. The balance of the Escrow Fund, following any release of the Escrow Reduction Amount, shall remain in escrow subject to the terms of this Agreement and the Escrow Agreement, and any cash remaining in the Escrow Fund at the conclusion of the Escrow Period shall be released in accordance with and subject to Section 8.4(a). In the event of the release of the Escrow Reduction Amount as provided above, all references herein to the Escrow Fund shall thereafter mean the Escrow Fund as so reduced by the Escrow Reduction Amount.

8.5 Claims.

(a) On or before the last day of the Escrow Period, Acquiror may deliver to the Escrow Agent a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(i) stating that an Indemnified Person has incurred, paid, accrued or reserved for or reasonably anticipates that it may incur, pay, accrue or reserve for, Indemnifiable Damages;

(ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, accrued or reserved, may be the maximum amount reasonably anticipated to be incurred, paid, accrued or reserved); and

(iii) specifying in reasonable detail (based upon the information then possessed by Acquiror) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate within the Escrow Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) any Seller (or, in the event that the Dissolution has been completed, the liquidator, receiver, trustee or other similar administrator of the wind-up of Sellers’ affairs, or the Closing Holders, as applicable) is materially prejudiced thereby.

(b) At the time of delivery of any Officer’s Certificate to the Escrow Agent, and for a period of twenty (20) days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no payment pursuant to this Section 8.5 unless the Escrow Agent shall have received written authorization from the Shareholders’ Agent to make such payment to Acquiror (which amount shall be no more than 80.83% of the Indemnifiable Damages identified in such Officer’s Certificate). After the expiration of such 20-day period, the Escrow Agent shall make payment to Acquiror from the Escrow Fund in the amount of 80.83% of the Indemnifiable Damages claimed in the Officers’ Certificate; provided, however, that no such payment may be made if and to the extent the Shareholders’ Agent shall object in a written statement to any claim or claims made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 20-day period.

8.6 Resolution of Objections to Claims.

(a) If the Shareholders’ Agent objects in writing to any claim or claims by Acquiror made in any Officer’s Certificate within such 20-day period, Acquiror and the Shareholders’ Agent shall attempt in good faith for twenty (20) days after Acquiror’s receipt of such written objection to resolve such objection. If Acquiror and the Shareholders’ Agent shall so agree, a memorandum setting forth such agreement regarding the amount of Indemnifiable Damages, if any, for which the Indemnified Persons are to be indemnified shall be prepared and signed by both parties and delivered to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute cash representing 80.83% of the amount set forth in the memorandum from the Escrow Fund, as applicable, in accordance with the terms of such memorandum.

(b) If no such agreement can be reached during the 20-day period for good faith negotiation, but in any event upon the expiration of such 20-day period, either Acquiror or the Shareholders’ Agent may, by written notice to the other, demand arbitration of the dispute and, in such event, the matter shall be settled by arbitration held in San Francisco County, California under the then-prevailing rules and procedures of Judicial Arbitration & Mediation Services/EnDispute, Inc. (“JAMS”). The dispute shall be resolved in accordance with Section 9.9 below, and the decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement. The Escrow Agent shall be entitled to act in accordance with such arbitration decision and shall distribute cash representing 80.83% of the amount awarded in the arbitrator’s decision from the Escrow Fund, as applicable, in accordance therewith.

(c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. For purposes of this Section 8.6(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the non-prevailing party unless the arbitrator awards Acquiror more than one-half of the amount in dispute in which case Sellers (or, in the event that the Dissolution has been completed, the liquidator, receiver, trustee or other similar administrator of the wind-up of Sellers’ affairs, or the Closing Holders, as applicable) shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of JAMS and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration (if Sellers (or, in the event that the Dissolution has been completed, the liquidator, receiver, trustee or other similar administrator of the wind-up of Sellers’ affairs, or the Closing Holders, as applicable) are deemed the non-prevailing party, 80.83% of the reasonable expenses of Acquiror may be deducted from the Escrow Fund and the Shareholders’ Agent shall otherwise be liable under this sentence).

(d) In the event that the Shareholders’ Agent is an employee of Acquiror at any time during which a claim for indemnification is outstanding under the provisions of this Agreement, the Shareholders’ Agent shall be entitled to take such actions as are necessary to resolve such claim (including spending any time reasonably necessary to resolve such claim) provided that such actions do not materially interfere with the performance by the Shareholders’ Agent of his duties as an employee of Acquiror.

8.7 Shareholders’ Agent.

(a) At the Closing, HTI Associates, LLC shall be constituted and appointed as the Shareholders’ Agent. For purposes of this Agreement, the term “Shareholders’ Agent” shall mean the agent for and on behalf of Sellers (and the Closing Holders following the Dissolution of Parent) to: (i) give and receive notices and communications to or from Acquiror (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such shareholders individually); (ii) authorize deliveries to Acquiror of cash from the Escrow Fund in satisfaction of claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims); (iii) object to the calculation of the Assumed Current Liabilities, the Accounts Receivable or the Working Capital Reduction, or the Post-Closing Asset/Liability Determination as it affects such calculations, pursuant to Section 1.7(c), or object to claims asserted by Acquiror (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to Section 8.5; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such matters; (v) consent or agree to any amendment to this Agreement (provided that the Shareholder’s Agent may not agree to any amendment of this Agreement which (A) would decrease the aggregate amount payable to Sellers pursuant to this Agreement without the consent of the Intel 64 Fund, LLC and Closing Holders representing holders of a majority of the outstanding Parent Preferred Stock as of immediately prior to the Closing, (B) would result in a change to any Closing Holder’s obligations or liabilities under this Agreement (including any change in indemnification obligations of the Closing Holders), without the consent of Intel 64 Fund, LLC and Closing Holders representing holders of a majority of the outstanding Parent Preferred Stock as of immediately prior to the Closing, (C) provides for any increase in the amount of the Escrow Cash, or any extension of the Escrow Period, without the consent of the Intel 64 Fund, LLC or (D) would postpone the Seller’s obligation to liquidate and distribute its assets to its shareholders without the consent of the Intel 64 Fund, LLC); (vi) take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance except as provided in subclause (v) of this Section 8.7(a). The Person serving as the Shareholders’ Agent may be replaced from time to time by Closing Holders holding a majority of the outstanding shares of Parent Capital Stock as of immediately prior to the Closing. No bond shall be required of the Shareholders’ Agent.

(b) The Shareholders’ Agent shall not be liable to either Acquiror, any Seller or any holder of Parent Capital Stock for any act done or omitted hereunder as the Shareholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. Parent (or the Closing Holders, in the event that Parent has made any distribution after the Closing Date) shall indemnify the Shareholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Agent and any costs and expenses incurred pursuant to Section 8.6(c) provided that a Closing Holder’s indemnification obligation under this Section 8.7(b) shall not exceed the amount distributed to such Closing Holder by Parent. If not paid directly to the Shareholders’ Agent by Parent or the Closing Holders, such losses, liabilities or expenses may be recovered by the Shareholders’ Agent from the Escrow Fund otherwise payable to Parent hereunder (and not paid or payable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) upon release (if any) of the Escrow Fund, or any portion thereof following the expiration of eighteen months from the Closing Date pursuant to the terms hereof.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Agent that is within the scope of the Shareholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each Seller and all the Closing Holders and shall be final, binding and conclusive upon each Seller and each such Closing Holder; and each Indemnified Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each Seller and each and every such Closing Holder.

8.8 Third-Party Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquiror shall promptly notify the Shareholders’ Agent of such third-party claim. Acquiror shall have the right in its sole discretion to conduct the defense of and to settle any such claim (and the costs and expenses incurred by Acquiror in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquiror may seek indemnification pursuant to a claim made hereunder). The Shareholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Shareholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Shareholders’ Agent shall have objected within 15 days after a written request for such consent by Acquiror, no settlement of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Shareholders’ Agent has consented to any such settlement, neither the Shareholders’ Agent, Seller nor any Closing Holder shall have any power or authority to object under Section 8.5 or any other provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement.

8.9 Exclusions. None of the Sellers nor any Closing Holder shall be liable for, and the Escrow Fund shall not be reduced with respect to, any third-party claim that arises with respect to (i) any modification of Seller Products or Seller IP Rights by Acquiror after the Closing Date, or (ii) any combination by Acquiror of Seller Products or Seller IP Rights with any other item after the Closing Date, provided that such third-party claim would not have arisen but for such modification or combination.

8.10 Indemnification and Reimbursement by Acquiror. Acquiror shall indemnify and hold harmless Sellers and the Closing Holders and their officers, directors, agents and employees, and each person, if any, who controls or may control either Seller or any Closing Holder within the meaning of the Securities Act from and against any and all losses, liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, arising from assessments, Taxes, claims, demands, assertions of liability or actual or threatened actions, suits or proceedings (whether civil, criminal, administrative or investigative) directly or indirectly arising out of, resulting from or in connection with any breach of or default in connection with any of the covenants or agreements made by Acquiror in this Agreement. Except as provided in Section 1.12(b) above, Sellers shall be responsible for all Taxes imposed on Sellers arising in connection with this Agreement, the Asset Purchase, the Dissolution and all other transactions contemplated by this Agreement, including all income and capital gains Taxes, provided that if Parent incurs a Tax Liability assessed solely as a result of the completion of the Asset Purchase and the subsequent Dissolution, and such Tax Liability does not arise as a result of either Sellers’ operations or any failure of either Seller to pay any Taxes when due or any error in any Tax Returns filed by either Seller, Acquiror shall reimburse Seller for 50% of such Tax Liability paid by Parent (which in no event shall include any fees and expenses, including attorneys’, accountants’ and other professional advisor costs and expenses, incurred by either Seller in connection with such Tax Liability) up to a maximum of $250,000.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations and Warranties and Covenants. If the Asset Purchase is consummated, the representations and warranties of the Seller contained in this Agreement, the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is eighteen months following the Closing Date; provided further, that no right to indemnification pursuant to Article VIII in respect of any claim based upon any misrepresentation or breach of a representation or warranty that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of the Escrow Period shall be affected by the expiration of such representations and warranties; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud, willful breach or intentional misrepresentation by the Seller until the expiration of the applicable statute of limitations. If the Asset Purchase is consummated, the representations and warranties of Acquiror contained in this Agreement and the other certificates contemplated hereby shall expire and be of no further force or effect as of the Closing.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:

IDX Information Systems Corporation
40 IDX Drive
Burlington, VT 05402
USA
Attention: Chief Financial Officer
Facsimile No.: (802) 865-3681
Telephone No.: (802) 862-1022

with a copy (which shall not constitute notice) to each of:

IDX Information Systems Corporation
40 IDX Drive
Burlington, VT 05402
USA
Attention: General Counsel
Facsimile No.: (802) 862-6351
Telephone No.: (802) 862-1022

Fenwick & West LLP
275 Battery Street
San Francisco, CA 94111
Attention: Lynda Twomey
Facsimile No.: (415) 281-1350
Telephone No.: (415) 875-2300

(ii)	if to the Sellers, to:

RealTimeImage Ltd
c/o RealTimeImage, Inc.
111 Bahill Drive, Suite 29040
San Bruno, CA 94066
Attention: Zvi Eintracht
Facsimile No.: (650) 616-4680
Telephone No.: (650) 616-4670

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, CA 94025
Attention: Colin Chapman
Facsimile No.: (650) 321-2800
Telephone No.: (650) 463-5270

(iii)	If to the Shareholders’ Agent, to:

Adi Raviv
C/O The Straus Group
411 Hackensack Avenue, 7th Floor
Hackensack, NJ 07601
Facsimile No.: (908) 378-1649
Telephone No.: (201) 346-8408

9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the schedules, including the Seller Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit Indemnified Persons and certain provisions of Section 8.7 are intended to benefit the Intel 64 Fund, LLC and the Closing Holders) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquiror may assign this Agreement to any direct or indirect wholly owned subsidiary of Acquiror without the prior consent of the Seller; provided, however, that Acquiror shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.

9.9 Specific Performance; Arbitration. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, Israel or any other state or foreign country having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity for such breaches or failures of performance. Notwithstanding the foregoing, following the Closing, arbitration will be the sole and exclusive remedy of the parties for the resolution of any disputes under Section 8.6 of this Agreement (except with respect to any breach by either Seller of any covenant or agreement of such Seller in Article V). The parties hereby irrevocably agree to resolve any disputes under Section 8.6 through arbitration and to not bring any such claim in any state or Federal court or assert, as a defense in any arbitration proceeding, that arbitration is improper or that such dispute must be brought in any such courts. Any party hereto may initiate arbitration by making a written demand for arbitration on the other party and simultaneously filing copies of the demand, together with the required fees, with the office of JAMS in San Francisco, California. In such event, the matter shall be settled by arbitration held in San Francisco County, California under the then-prevailing rules and procedures of JAMS (the “JAMS Rules”). However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

(a) Compensation of Arbitrator. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

(b) Selection of Arbitrator. There will be one (1) arbitrator chosen by mutual agreement of the parties, or, in the event the parties cannot agree within three (3) business days after either party’s issuance of a written demand for arbitration, by JAMS.

(c) Payment of Costs. Each party will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award. The arbitrator will award to the prevailing party, as determined by the arbitrator, all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party. To the extent that such costs are awarded in favor of Acquiror, they shall be recoverable from the Escrow Fund as Indemnifiable Damages.

(d) Burden of Proof. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a judicial proceeding.

(e) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award. The arbitrator may not award punitive damages.

(f) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law. Except as provided above with respect to the arbitration of any disputes under Section 8.6 hereunder following the Closing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of San Francisco in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each schedule and each exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

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IN WITNESS WHEREOF, Acquiror Parent, Acquiror Sub, and each Seller have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, and the Shareholders’ Agent has executed and delivered this Agreement, all as of the date first written above.

IDX INFORMATION SYSTEMS CORPORATION

By:	/s/ John A. Kane
Name:	John A. Kane
Title:	CFO

IDX R&D ISRAEL LTD.

By:	/s/ John A. Kane
Name:	John A. Kane
Title:	CFO

REALTIMEIMAGE LTD.

By:	/s/ Zvi Eintracht
Zvi Eintracht, Chief Executive Officer and Director

By:	/s/ Adi Raviv
Adi Raviv, solely in his capacity as a Director of RealTimeImage Ltd.

REALTIMEIMAGE, INC.

By:	/s/ Zvi Eintracht
Zvi Eintracht, Chief Executive Officer and Director

HTI ASSOCIATES, LLC

/s/ Adi Raviv
Adi Raviv, Managing Member

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Schedules

Pursuant to Item 601(b)(2) of Regulation S-K, the following schedules are omitted.

Such omitted schedules will be furnished supplementally to the Commission upon request.

Schedule 1.2(ii) Tangible Assets

Schedule 1.3 Excluded Assets

Schedule 1.4(v) Foreign National Employees in United States

Schedule 1.4(vi) Assumed Liabilities

Schedule 1.10(b)(xi) Consents

Schedule 4.2 IDX Contact Persons

Schedule 5.20 Confirmatory Assignment Agreement Signatories

Schedule 5.21 RTI Finance Personnel

Schedule 6.3(g)-1 Employment Agreements to be signed by Signing of this Agreement

Schedule 6.3(g)-2 Employment Agreements to be signed by Closing

Schedule 6.3(g)-3 Employee Group